Exhibit 2.1
Execution Copy

AGREEMENT AND PLAN OF MERGER
by and among
SEAWELL LIMITED
WELLCO SUB COMPANY
and
ALLIS-CHALMERS ENERGY INC.
dated as of
August 12, 2010

i

TABLE OF DEFINED TERMS

Acceptable Confidentiality Agreement	60
Acquisition Agreement	60
Acquisition Proposal	62
Adverse Recommendation Change	60
Advisers Act	35
Affected Employees	73
affiliates	83
Agreement	1
Amendment	4
Andrews Kurth	74
Antitrust Division	66
As-Converted Per Share Cash Consideration	4
As-Converted Per Share Stock Consideration	4
beneficial ownership	83
Book Entry Shares	5
Business Day	84
Cash Designated Shares	9
Cash Election Common Shares	6
Cash Election Preferred Shares	6
Cash Election Shares	6
Certificate	5
Certificate of Designations	4
Certificate of Merger	2
CFIUS	67
Claim	71
Closing	2
Closing Date	2
Code	1
Commitment Letter	52
Company	1
Company 2010/2011 Budget	84
Company Assets	32
Company Balance Sheet	23
Company Benefit Plan	23
Company Board	19
Company Common Stock	18
Company Debt Documents	84
Company Directors	3
Company Disclosure Letter	17
Company Equity Awards	11
Company Financial Statements	21
Company Foreign Plans	26
Company Investigation	64
Company Lease	84
Company Leased Real Property	84
Company Material Contract	29
Company Option	10
Company Owned Real Property	84
Company Performance Awards	11
Company Permits	27
Company Preferred Stock	18
Company Real Property	84
Company Required Vote	19
Company Restricted Share	11
Company SEC Documents	21
Company Stock Plans	10
Competition Laws	84
Confidentiality Agreement	65
Contract	84
Debt Ratio	85
Derivative Transaction	85
DGCL	1
Dissenting Share	12
Effective Time	2
Election Deadline	6
Election Form	6
Election Form Record Date	6
Employment and Withholding Taxes	85
Environmental Laws	31
ERISA	23
ERISA Affiliate	24
Exchange Act	21
Exchange Agent	13
Exchange Fund	13
Exchange Ratio	4
Exon-Florio Act	20
F-4	20
FCPA	36
Financing	85
FTC	66
GAAP	22
Goldman Sachs	51
Governmental Entity	20
Hazardous Substances	31
HSR Act	20
Indebtedness	85

Indemnified Parties	70
Intellectual Property	27
Investment Company Act	35
IRS	24
IRS Ruling	74
Laws	20
Liens	86
Lime Rock	1
Litigation	86
LSE	72
LTM 12-month Adjusted EBITDA	86
Mailing Date	6
Material Adverse Effect	86
Maximum Cash Amount	9
Merger	1
Merger Consideration	4
Merger Sub	1
Net Debt	87
No Election Common Shares	6
No Election Preferred Shares	6
No Election Shares	6
Notice of Superior Proposal	61
OFAC	37
OSE	72
Parent	1
Parent Balance Sheet	43
Parent Benefit Plan	44
Parent Board	40
Parent Common Shares	39
Parent Disclosure Letter	38
Parent Equity Offering	87
Parent Financial Statements	42
Parent Foreign Plans	44
Parent Investigation	64
Parent Lease	87
Parent Leased Real Property	88
Parent Material Contract	47
Parent Permits	45
Parent Real Property	88
Parent Stock Options	39
ParentOwned Real Property	88
Per Share Cash Consideration	4
Per Share Stock Consideration	4
Permit	88
Permitted Liens	88
Person	88
Predecessor Claims	88
Preferred Stock Conversion Rate Number	4
Prohibited Person	37
Proxy Statement	67
RBC	35
Reorganization Plan	89
Representatives	59
Return	89
SEC	20
Secretary of State	2
Securities Act	21
Sharing Agreement	1
Skadden Arps	74
SOX	21
Special Meeting	68
Stock Designated Shares	8
Stock Election Common Shares	6
Stock Election Preferred Shares	6
Stock Election Shares	6
Subsidiary	89
Superior Proposal	62
Surviving Corporation	1
Tax	89
Technology	27

v

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 12, 2010, by and among Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), Seawell Limited, a Bermuda corporation (“Parent”), and Wellco Sub Company, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).
          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);
          WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger, this Agreement and the transactions contemplated hereby are in the best interests of their respective companies and stockholders;
          WHEREAS, in order to induce Parent to enter into this Agreement, Lime Rock Partners V, L.P., a Cayman Island exempted limited partnership (“Lime Rock”), is contemporaneously entering into a Voting Agreement, of even date herewith (the “Voting Agreement”), with Parent, in the form of Exhibit A attached hereto; and
          WHEREAS, for United States federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) this Agreement will constitute a plan of reorganization and (c) Parent, Merger Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
          Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Merger Sub. Upon the Merger, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all of the obligations, duties, debts and liabilities of the Company and Merger Sub shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

          Section 1.2 Adjustment to Merger. Parent shall have the right, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), to require that the Company and not Merger Sub be the Surviving Corporation in the Merger for all purposes in this Agreement, provided that the respective tax counsel of Parent and the Company deliver the opinions pursuant to Section 6.2(e) and Section 6.3(e) hereof with respect to the Merger. If the right provided in this Section 1.2 is exercised, then for all purposes in this Agreement:
               (a) The Merger shall be the Merger of Merger Sub with and into the Company; and
               (b) The Company will be the Surviving Corporation.
          Section 1.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, at the Closing, Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided in the DGCL. The Merger shall become effective on the date and at the time when the Certificate of Merger has been accepted for filing by the Secretary of State or, subject to the DGCL, such other time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”
          Section 1.4 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Houston time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in ARTICLE VI (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana, Suite 6800, Houston, Texas 77002, unless another time, date or place is agreed to in writing by the parties hereto.
          Section 1.5 Certificate of Incorporation; Bylaws. Pursuant to the Merger, (a) if the right provided for in Section 1.2 is not exercised, (i) the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (ii) the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, or (b) if the right provided for in Section 1.2 is exercised (i) the Certificate of Incorporation of the Surviving Corporation shall be amended in the Merger to conform as nearly as possible to the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law, and (ii) the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving

Corporation until thereafter changed or amended as provided therein or by applicable Law.
          Section 1.6 Directors and Officers of the Surviving Corporation; Directors of Parent.
               (a) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.
               (b) The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation and hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.
               (c) Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and after the Effective Time the size of the Parent Board is increased to nine members, and four members of the Company Board selected by the Company and approved by Parent (which approval shall not be unreasonably withheld, delayed or conditioned) (the “Company Directors”) are appointed to the Parent Board to fill the vacancies on the Parent Board created by such increase, it being understood and agreed that the Company Directors shall nominate, and the Parent Board shall appoint, one of the Company Directors as the Chairman of the Parent Board for a term of one year following the Effective Time. Parent, through the Parent Board and subject to the Parent Board’s fiduciary duties to the stockholders of Parent, shall take all necessary action to nominate the Company Directors for election to the Parent Board in the proxy statement or equivalent document relating to the first annual meeting of the stockholders of Parent following the Closing.
          Section 1.7 Effect on Capital Stock.
               (a) At the Effective Time, subject to the other provisions of this ARTICLE I and Section 2.1, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent, Merger Sub or the Company or any of their respective Subsidiaries and except for any Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of this Section 1.7, either (i) a number of Parent Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”) or (ii) cash in an amount equal to $4.25 (the “Per Share Cash Consideration”; each of the Per Share Cash Consideration, the As-Converted Per Share Cash Consideration (as defined herein), the As-Converted Per Share Stock Consideration (as defined herein) and the Per Share Stock Consideration is referred to herein as the “Merger Consideration”).

               (b) “Exchange Ratio” shall mean: (i) 1.15, if the volume-weighted average sale price of the Parent Common Shares on the over-the counter list operated by the Norwegian Securities Dealer Association (the “OTC-List”) for the thirty calendar days immediately prior to November 15, 2010 is in excess of NOK 20, or (ii) 1.20, if the volume-weighted average sale price of the Parent Common Shares on the OTC-List for the thirty calendar days immediately prior to November 15, 2010 is equal to or less than NOK 20.
               (c) At the Effective Time, subject to the other provisions of this ARTICLE I and Section 2.1, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (except for any Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of this Section 1.7, either (i) a number of Parent Common Shares equal to the product of (A) the Per Share Stock Consideration multiplied by (B) the Preferred Stock Conversion Rate Number (the “As-Converted Per Share Stock Consideration”) or (ii) cash in an amount equal to the product of (A) the Per Share Cash Consideration multiplied by (B) the Preferred Stock Conversion Rate Number (the “As-Converted Per Share Cash Consideration”). The number of shares of Company Common Stock (including fractional shares) that would be issuable immediately prior to the Effective Time upon conversion of a share of Company Preferred Stock into shares of Company Common Stock pursuant to the terms of the Certificate of Designations of 7% Convertible Perpetual Preferred Stock (the “Certificate of Designations”) governing such Company Preferred Stock is referred to herein as the “Preferred Stock Conversion Rate Number”. The Company shall use reasonable best efforts to ensure that, prior to the Effective Time, the Amendment to the Certificate of Designations attached hereto as Exhibit B (the “Amendment”) is approved by the requisite holders of the Company Common Stock and Company Preferred Stock and filed with the Delaware Secretary of State as promptly as practicable thereafter. Notwithstanding anything to the contrary set forth herein, if the Amendment is not approved by the holders of the Company Common Stock and Company Preferred Stock, then at the Effective Time, (x) all of the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (except for any Dissenting Shares) shall by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into the right to receive an amount of cash and a number of Parent Common Shares that the holder thereof is entitled to receive pursuant to the terms of the Certificate of Designations, and (y) appropriate adjustment shall be made to Section 1.8 so that the “Maximum Cash Amount” is reduced by the amount of cash that the holders of the Company Preferred Stock are entitled to receive pursuant to the Certificate of Designations (and in no event shall any of the shares of Company Preferred Stock be deemed to be “No Election Shares” under Section 1.8).
               (d) All of the shares of Company Common Stock and Company Preferred Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (x) a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock or Company Preferred Stock or

(y) non-certificated shares of Company Common Stock or Company Preferred Stock represented by book entry (“Book Entry Shares”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.1(c), and (iii) any cash to be paid in lieu of fractional Parent Common Shares in accordance with Section 2.1(e).
               (e) If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Shares or Company Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of, or occurrence of a record date with respect to, any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend or distribution thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Exchange Ratio and the Merger Consideration to provide the holders of Company Common Stock or Company Restricted Shares with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.
               (f) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent, Merger Sub or the Company or any of their respective Subsidiaries shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. At the Effective Time, all Parent Common Shares that are owned by the Company or any of its Subsidiaries shall be cancelled and retired.
               (g) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub then issued and outstanding shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          Section 1.8 Election Procedures.
               (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares theretofore representing shares of Company Common Stock or shares of Company Preferred Stock shall pass, only upon proper surrender or transfer of such Certificates or Book Entry Shares, as the case may be, to the Exchange Agent) in such form and having such provisions as Parent may reasonably specify (the “Election Form”) shall be mailed together with the Proxy Statement or at such other time as the Company and Parent may agree (the “Mailing Date”) to each holder of record of Company Common Stock or Company Preferred Stock as of the record date for notice of the Company Special Meeting (the “Election Form Record Date”).
               (b) Each Election Form submitted with respect to shares of Company Common Stock shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Common Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Common Shares”) or (iii) that such holder makes no election with respect to such holder’s Company Common Stock (“No Election Common Shares”). Each Election Form submitted with respect to shares of Company Preferred Stock shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Preferred Stock with respect to which such holder elects to receive the As-Converted Per Share Stock Consideration (“Stock Election Preferred Shares”), (ii) the number of shares of such holder’s Company Preferred Stock with respect to which such holder elects to receive the As-Converted Per Share Cash Consideration (“Cash Election Preferred Shares”) or (iii) that such holder makes no election with respect to such holder’s Company Preferred Stock (“No Election Preferred Shares”). The Cash Election Common Shares and Cash Election Preferred Shares are referred to collectively herein as the “Cash Election Shares.” The Stock Election Common Shares and the Stock Election Preferred Shares are referred to collectively herein as the “Stock Election Shares.” The No Election Common Shares and No Election Preferred Shares are referred to collectively herein as the “No Election Shares.” Any Company Common Stock and any Company Preferred Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., Houston time, on the 33rd day following the Mailing Date (or such other time and date as the Company and Parent shall agree) (the “Election Deadline”) (other than any shares of Company Common Stock or Company Preferred Stock that constitute Dissenting Shares as of such time) shall also be deemed to be No Election Common Shares or No Election Preferred Shares, as the case may be.
               (c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock or Company Preferred Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
               (d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. With respect to shares of Company Common Stock or Company Preferred Stock represented by a Certificate, an Election Form shall be deemed properly completed only if accompanied by such Certificate (or customary affidavits and indemnification regarding the loss or destruction of such Certificate or the guaranteed delivery of such Certificate), together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock or

Company Preferred Stock represented by such Election Form shall become No Election Shares, and Parent shall cause the Certificates, if any, representing Company Common Stock or Company Preferred Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable shares of Company Common Stock or Company Preferred Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of the Company, Parent, Merger Sub or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
               (e) Within ten Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as practicable (and in no event more than ten Business Days after the Effective Time), Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock and Company Preferred Stock of rights to receive Parent Common Shares or cash in the Merger in accordance with the Election Forms as follows:
               (i) Cash Election Shares Greater Than Maximum Cash Amount. If the aggregate cash amount that would be paid upon the conversion of the Cash Election Shares in the Merger is greater than the Maximum Cash Amount, then:
                    (1) each Stock Election Common Share and No Election Common Share shall be converted into the right to receive the Per Share Stock Consideration, and each Stock Election Preferred Share and No Election Preferred Share shall be converted into the right to receive the As-Converted Per Share Stock Consideration;
                    (2) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process (treating each Cash Election Preferred Share as representing a number of shares of Company Common Stock equal to the Preferred Stock Conversion Rate Number), a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger in respect of the Cash Election Shares that are not Stock Designated Shares equals as closely as practicable the Maximum Cash Amount, and each share of Company Common Stock that is a Stock Designated Share shall be converted into the right to receive the Per Share Stock Consideration, and each share of Company Preferred Stock that is a Stock Designated Share shall be converted into the right to receive As-Converted Per Share Stock Consideration; and
                    (3) each Cash Election Common Share that is not a Stock Designated Share shall be converted into the right to receive the Per Share Cash Consideration, and each Cash Election Preferred Share that is not a Stock Designated Share shall be converted into the right to receive As-Converted Per Share Cash Consideration.
               (ii) Cash Election Shares Less Than Maximum Cash Amount. If the aggregate cash amount that would be paid upon conversion of the Cash Election Shares in the Merger is less than the Maximum Cash Amount, then:
                    (1) each Cash Election Common Share shall be converted into the right to receive the Per Share Cash Consideration, and each Cash Election Preferred Share shall be converted into the right to receive the As-Converted Per Share Cash Consideration;
                    (2) (A) if the aggregate cash amount that would be paid in the Merger upon conversion of the Cash Election Shares, the No Election Common Shares (assuming each such share was converted into the right to receive the Per Share Cash Consideration) and the No Election Preferred Shares (assuming each such share was converted into the right to receive the As-Converted Per Share Cash Consideration) is equal to or less than the Maximum Cash Amount, then each No Election Common Share shall be converted into the right to receive the Per Share Cash Consideration and each No Election Preferred Share shall be converted into the right to receive the As-Converted Per Share Cash Consideration, or (B) if the aggregate cash amount that would be paid in the Merger upon conversion of the Cash Election Shares, the No Election Common Shares (assuming each such share was converted into the right to receive the Per Share Cash Consideration) and the No Election Preferred Shares (assuming each such share was converted into the right to receive the As-Converted Per Share Cash Consideration) is greater than the Maximum Cash Amount, then Exchange Agent shall then select from among the No Election Shares, by a pro rata selection process (treating each No Election Preferred Share as representing a number of shares of Company Common Stock equal to the Preferred Stock Conversion Rate Number), a sufficient number of shares (the “Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger in respect of the Cash Election Shares and Cash Designated Shares equals as closely as practicable the Maximum Cash Amount, and each share of Company Common Stock that is a Cash Designated Share shall be converted into the right to receive the Per Share Cash Consideration, and each share of Company Preferred Stock that is a Cash Designated Share shall be converted into the right to receive the As-Converted Per Share Cash Consideration; and
                    (3) each Stock Election Common Share and, if clause (B) of the preceding paragraph is applicable, each No Election Common Share that is not a Cash Designated Share shall be converted into the right to receive the Per Share Stock Consideration, and each Stock Election Preferred Share and No Election Preferred Share that is not a Cash Designated Share shall be converted into the right to receive the As-Converted Per Share Stock Consideration.
               (iii) Cash Election Shares Equal to Maximum Cash Amount. If the aggregate cash amount that would be paid upon conversion of the Cash Election Shares in the Merger is equal to the Maximum Cash Amount, then subparagraphs (i) and (ii) above shall not apply, and:
                    (1) each Cash Election Common Share shall be converted into the right to receive the Per Share Cash Consideration, and each Cash Election Preferred Share shall be converted into the right to receive the As-Converted Per Share Cash Consideration;
                    (2) each Stock Election Common Share and No Election Common Share shall be converted into the right to receive the Per Share Stock Consideration, and each Stock Election Preferred Share and No Election Preferred Share shall be converted into the right to receive the As-Converted Per Share Stock Consideration.
     For purposes of this Agreement, “Maximum Cash Amount” shall mean the product obtained by multiplying (x) the Per Share Cash Consideration by (y) 35% of the sum of (1) the Preferred Stock Conversion Rate Number times the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time and (2) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.
     Notwithstanding anything in this Agreement to the contrary, for purposes of determining the allocations set forth in this Section 1.8(e), Parent shall have the right, but not the obligation, to require that any shares of Company Common Stock or Company Preferred Stock that constitute Dissenting Shares as of the Election Deadline be treated as Cash Election Shares, although no such shares shall be subject to any of the pro rata selection processes contemplated by this Section 1.8(e).
               (f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Parent and the Company.
          Section 1.9 Equity Awards. (a) At or prior to the Election Deadline, each holder of an outstanding stock option to purchase shares of Company Common Stock, including those issued under the Company’s Second Amended and Restated 2006 Incentive Plan, as amended, and the 2003 Incentive Stock Plan, as amended (collectively, the “Company Stock Plans”), whether or not then exercisable or vested, and whether or not performance-based (each, a “Company Option”) shall by written notice to the Company elect to receive, at the Effective Time, either cash or fully exercisable and vested options to purchase Parent Common Shares in accordance with this Section 1.9(a)(i) or (ii) below. At the Effective Time, each Company Option shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted in accordance with the election of the holder thereof into either (i) the right to receive cash, subject to applicable withholding Tax obligations, in an amount equal to the product of (A) the excess, if any, of the Per Share Cash Consideration over the per share exercise price of such Company Option multiplied by (B) the number of shares of Company Common Stock issuable upon exercise of such Company Option immediately prior to the Effective Time (whether or not exercisable or vested immediately prior to the Effective Time) or (ii) a fully vested and exercisable option to purchase a number of Parent Common Shares equal to the product of (A) the number of shares of Company Common Stock issuable upon exercise of such Company Option multiplied by (B) the Exchange Ratio (with any resulting number of shares that contains a fraction of a share being decreased to the next whole number of shares), at an exercise price equal to the quotient of (X) the per share exercise price of such Company Option divided by (Y) the Exchange Ratio (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent), such option to otherwise have the same terms and conditions equivalent to such outstanding Company Option; provided, however, that each such converted option to purchase Parent Common Shares shall retain its original expiration date notwithstanding a termination of employment, retirement, death or disability of the holder of the converted option to purchase Parent Common Shares. Prior to the Election Deadline, the Company shall provide written notice to each holder of a Company Option and instructions regarding how to make the election as described in this Section 1.9(a) in such forms and manner as approved by Parent whose approval shall not be unreasonably withheld. Promptly following the Effective Time, Parent shall deliver to the Exchange Agent a list of all holders of Company Options and amounts to be paid pursuant to this Section 1.9(a) and no further action shall be required by the holders of such Company Options. The parties shall use their reasonable best efforts to ensure that the conversion of any Company Options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) provided for in this Section 1.9(a) shall be effected in a manner consistent with Section 424(a) of the Code.
               (b) Immediately prior to the Effective Time, all restrictions on each share of restricted Company Common Stock then outstanding, including those issued under the Company Stock Plans (each, a “Company Restricted Share”), shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be deemed to have lapsed and each such Company Restricted Share shall then be deemed to be an unrestricted share of Company Common Stock. At the Effective Time, each such unrestricted share of Company Common Stock shall be treated the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions, except that upon vesting the holder may satisfy the applicable withholding Tax obligations by payment by cash or check or by returning to the Surviving Corporation a sufficient number of shares of Company Common Stock equal in value to that obligation.
               (c) Subject to, and in accordance with, the terms of the applicable Company Stock Plan and award agreement, the performance goals under each performance share award (the “Company Performance Awards”) shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be deemed to have been achieved as of immediately prior to the Effective

Time, and at such time each such Company Performance Award shall be deemed to be an unrestricted share of Company Common Stock. At the Effective Time, the unrestricted shares of Company Common Stock represented by each Company Performance Award shall be treated the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions, except that the holder may satisfy the applicable withholding Tax obligations by payment by cash or check or by returning to the Surviving Corporation a sufficient number of shares of Company Common Stock equal in value to that obligation.
               (d) The Company and Parent agree that prior to the Effective Time, the Company shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 1.9, including, but not limited to, amending the terms of any Company Stock Plan, any Company Option, Company Restricted Share or Company Performance Award (collectively, “Company Equity Awards”) or any award agreement evidencing such Company Equity Award. From and after the Effective Time, all references to the Company (other than any references relating to a “change in control” of the Company) in each Company Stock Plan and in each agreement evidencing any Company Equity Awards shall be deemed to refer to Parent, unless Parent determines otherwise.
               (e) As soon as practicable after the Effective Time, Parent shall take all action necessary or appropriate to have available for issuance under an effective registration statement filed with the SEC a sufficient number of Parent Common Shares for delivery upon exercise or vesting of an assumed Company Equity Award.
               (f) As of the Effective Time, except as provided in this Section 1.9, all rights under any Company Equity Award and any provision of the Company Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall use its reasonable best efforts to ensure that, as of and after the Effective Time, except as provided in this Section 1.9, no Person shall have any rights under the Company Stock Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any Subsidiary thereof.
          Section 1.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock or Company Preferred Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the “fair value” of the Dissenting Shares to the extent permitted by, and determined in accordance with, the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder shall forfeit the right to appraisal of such shares of Company Common Stock or

Company Preferred Stock, as the case may be, and such shares of Company Common Stock or Company Preferred Stock , as the case may be, shall thereupon cease to constitute Dissenting Shares and if such forfeiture shall occur following the Election Deadline, each such share of Company Common Stock shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Per Share Cash Consideration, and each such share of Company Preferred Stock shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the As-Converted Per Share Cash Consideration. The Company shall give Parent prompt notice of any written demands actually received by the Company for appraisal of shares of Company Common Stock or Company Preferred Stock, and an opportunity to participate at Parent’s own expense in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.
ARTICLE II
EXCHANGE OF CERTIFICATES
          Section 2.1 Exchange of Certificates.
               (a) Exchange Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, shares of Company Preferred Stock and Company Options, for exchange in accordance with this ARTICLE II, through the Exchange Agent, sufficient cash and shares in uncertificated book entry form representing Parent Common Shares to make pursuant to this ARTICLE II all deliveries of cash and Parent Common Shares as required by ARTICLE I and sufficient to make payments in lieu of fractional shares pursuant to Section 2.1(e). Prior to the Effective Time, Parent shall enter into an exchange agent agreement, in form and substance reasonably satisfactory to the Company, with such Exchange Agent to act as agent for payment of the Merger Consideration in accordance with this ARTICLE II from time to time after the Effective Time. The Exchange Agent shall, pursuant to irrevocable instructions consistent with the terms of this Agreement given on or prior to the Closing Date, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock, shares of Company Preferred Stock and Company Options pursuant to this Agreement, as well as the dividends or other distributions with respect to Parent Common Shares pursuant to Section 2.1(c) and cash in lieu of fractional shares pursuant to Section 2.1(e), out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose. Any cash and shares in uncertificate book entry representing Parent Common Shares deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 2.1(e)) shall hereinafter be referred to as the “Exchange Fund.” Subject to the terms of this Agreement, the Exchange Agent shall receive and hold all dividends or other distributions paid or distributed with respect to the Parent Common Shares held by it from time to time hereunder after the establishment of the Exchange Fund for the account of Persons entitled thereto.

               (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or of any Book Entry Share (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such shares shall pass, only upon proper delivery or transfer of such shares to the Exchange Agent and shall be in customary form and subject to the reasonable approval of the Company prior to the Effective Time) and (ii) instructions for use in effecting the surrender or transfer of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock represented by such Certificates or Book Entry Shares. Upon (i) surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a Book Entry Share, in each case, together with such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book Entry Share shall be entitled to receive in exchange therefor (A) one or more Parent Common Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of Parent Common Shares, if any, that such holder has the right to receive pursuant to Section 1.7 (after taking into account all shares of Company Common Stock and/or Company Preferred Stock then held by such holder) and (B) a check in the amount equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 1.7 and this ARTICLE II, including cash payable in lieu of any fractional Parent Common Shares pursuant to Section 2.1(e) and dividends and other distributions pursuant to Section 2.1(c). Such shares and check shall be delivered by the Exchange Agent promptly after the surrender or transfer of Certificates of Book Entry Shares, as the case may be, by the holder of record of such Certificates or Book Entry Shares. No interest shall be paid or accrue on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions, if any, payable to holders of Certificates or Book Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock or Company Preferred Stock prior to the Effective Time that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock or Company Preferred Stock (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive under this Agreement) may be issued or paid to a transferee if the Certificate representing such shares of Company Common Stock or Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered or, in the case of any Book Entry Share, transferred, as contemplated by this Section 2.1, each Certificate or Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock represented by such Certificate or

Book Entry Share, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.1(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.1(c), or, with respect to any Dissenting Share, the right to demand to be paid the amount determined pursuant to the provisions of Section 262 of the DGCL as contemplated by Section 1.10.
               (c) Distributions with Respect to Unexchanged Parent Common Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any Certificate that has not been properly surrendered or Book Entry Share that has not been properly transferred with respect to the Parent Common Shares that such holder would be entitled to receive upon proper surrender of such Certificate or transfer of such Book Entry Share. Following surrender of any such Certificate or transfer of any such Book Entry Share, there shall be paid to such holder of Parent Common Shares issuable in exchange therefor, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or transfer and a payment date subsequent to such surrender or transfer payable with respect to such Parent Common Shares. For purposes of dividends or other distributions in respect of Parent Common Shares, all Parent Common Shares to be issued pursuant to the Merger shall be entitled to dividends or other distributions pursuant to the immediately preceding sentence as if such Parent Common Shares were issued and outstanding as of the Effective Time.
               (d) Further Rights in Company Common Stock and Company Preferred Stock. The Merger Consideration issued and paid upon conversion of a share of Company Common Stock or Company Preferred Stock in accordance with the terms hereof (including any payments made pursuant to Section 2.1(c) or Section 2.1(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock or Company Preferred Stock.
               (e) Fractional Shares. No certificates or scrip of Parent Common Shares representing fractional Parent Common Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or transfer of Book Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Company Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Shares (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, an amount in cash rounded to the nearest whole cent (without interest) equal to the product of (i) the final per share offering price (expressed in Norwegian Kroner (NOK), or British Pounds (£), as applicable) of the Parent Common Shares in the Parent Equity Offering, (ii) the exchange rate in U.S. Dollars of one (1) NOK as of the closing date of the Parent Equity Offering, as quoted in The Wall Street Journal on the day following the closing date, and (iii) the fraction of a Parent Common Share which such holder would otherwise be entitled to receive pursuant to Section 1.7.

No cash payment in lieu of fractional Parent Common Shares shall be paid to a holder of any Certificate that has not been properly surrendered or Book Entry share that has not been properly transferred. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall, or shall cause the Surviving Corporation to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The parties acknowledge that payment of cash consideration in lieu of issuing fractional Parent Common Shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional Parent Common Shares.
               (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock and Company Preferred Stock for twelve months after the Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any holders of Company Common Stock or Company Preferred Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock or Company Preferred Stock, any cash in lieu of fractional Parent Common Shares to which they are entitled pursuant to Section 2.1(e) and any dividends or other distributions with respect to Parent Common Shares to which they are entitled pursuant to Section 2.1(c), in each case, without any interest thereon.
               (g) No Liability. None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any Parent Common Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.
               (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock represented by such Certificate, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.1(c), in each case, without any interest thereon.
               (i) Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Preferred Stock or Company Options such amounts as are required to be deducted and withheld under any provision of any Law relating to Taxes, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Preferred Stock or Company Options, as the case may be, in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.
          Section 2.2 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock theretofore outstanding on the records of the Company. From and after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock previously represented by such Certificates, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.1(c), without any interest thereon.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) as set forth in the disclosure letter delivered by the Company to Parent at or prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter or item in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent) and (ii) as disclosed in the publicly available Company SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements or any statements of a cautionary nature other than any historical facts included therein), the Company represents and warrants to Parent and Merger Sub as follows:
          Section 3.1 Organization.
               (a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted, except (with respect to non-U.S. Subsidiaries of the Company) as would have an immaterial effect on the Company and its Subsidiaries, taken as a whole.
               (b) Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except for any failures to be so qualified or licensed, individually or in the aggregate, that have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.
               (c) The Company has previously delivered to Parent a complete and correct copy of each of its certificate of incorporation and bylaws, in each case as amended (if so amended) to the date of this Agreement, and has made available the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or similar governing documents.
               (d) Section 3.1(d) of the Company Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries.
          Section 3.2 Capitalization.
               (a) The authorized capital stock of the Company consists of 200,000,000 shares of the common stock of the Company, par value $.01 per share (the “Company Common Stock”), and 25,000,000 shares of preferred stock, par value $.01 per share, of which 36,393 are designated 7.0% Convertible Perpetual Preferred Stock (the “Company Preferred Stock”). As of the date of this Agreement, (i) 72,429,916 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 36,393 shares of Company Preferred Stock are issued and outstanding, (iv) 14,202,146 shares of Company Common Stock are reserved for issuance upon the conversion of the Company Preferred Stock, and (v) 7,585,387 shares of Company Common Stock are reserved for issuance under the Company’s equity compensation plans, of which 1,752,018 shares are issuable upon the exercise of outstanding Company Options. No bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of the Company’s capital stock are, all shares that may be issued as permitted by this Agreement will be, and all shares that may be issued pursuant to the exercise of Company Options, when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the Company Options and shares of Company Preferred Stock, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any such securities or agreements listed in clause

(x) of this sentence, or (z) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. Section 3.2(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding on the date of this Agreement: (i) number of shares of Company Common Stock issuable upon exercise thereof; (ii) exercise price; (iii) issue date; and (iv) termination date.
               (b) (i) All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company (except for any such shares of capital stock or equity interests representing an immaterial ownership required under the Laws of any non-U.S. jurisdiction to be owned by others), free and clear of any Liens, other than such restrictions as may exist under applicable Law, and all such shares or other equity interests have been duly authorized and validly issued, and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as set forth in Section 3.1(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.
          Section 3.3 Authorization; Validity of Agreement.
               (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval and adoption of this Agreement by the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock voting together as a single class with the holders of the Company Preferred Stock, who shall vote on an as converted basis to the extent set forth in the Certificate of Designations for the Company Preferred Stock, and (ii) the holders of a majority of the outstanding shares of the Company Preferred Stock voting as a separate class (such votes together, the “Company Required Vote”). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the “Company Board”). The Company Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval and adoption at a meeting of such stockholders and, except for the approval and adoption of this Agreement by the Company Required Vote and the filing of the Certificate of Merger pursuant to the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
               (b) Subject to the accuracy of the representations in Section 4.27, the Company Board has taken all requisite action that is necessary so that the restrictions on “business combinations” between the Company and an “interested stockholder” as provided in Section 203 of the DGCL are inapplicable to the Merger and any of the other transactions contemplated by this Agreement, including the Voting Agreement and the transactions contemplated thereby. Except for Section 203 of the DGCL (which has been rendered inapplicable), no “moratorium,” “control share,” “fair price” or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement, including the Voting Agreement and the transactions contemplated thereby.
          Section 3.4 No Violations; Consents and Approvals.
               (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or the bylaws of the Company, or the certificate of incorporation, bylaws or similar governing documents of any of the Company’s Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of Indebtedness, lease, license, Contract, collective bargaining agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or (iv) conflict with or violate any U.S. federal, state or local or non-U.S. ordinance, order, writ, injunction, judgment, settlement, award, decree, statute, law, rule, regulation or agency requirement of any Governmental Entity (collectively, “Laws”) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, terminations, rights, accelerations or Liens that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.
               (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any U.S. federal, state or local or non-U.S. court, arbitral, or legislative, executive or regulatory commission, body, entity, authority or agency (a “Governmental Entity”) or any other Person is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transactions contemplated hereby, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy

Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with the approval and adoption of this Agreement and the transactions contemplated hereby, and the filing and declaration of effectiveness of the registration statement on Form F-4 (the “F-4”) in which the Proxy Statement will be included as a prospectus, (ii) any other filings required under U.S. federal and state securities or “Blue Sky” Laws, applicable non-U.S. Laws and the rules of the New York Stock Exchange (the “NYSE”), (iii) the adoption of this Agreement and the approval of the Merger by the Company Required Vote, (iv) such filings, authorizations or approvals as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) or (B) any other Competition Laws, rules or regulations, (v) compliance with any applicable requirements of the Exon-Florio Amendment to the Defense Production Act of 1998 (the “Exon-Florio Act”) and the Foreign Investment and National Security Act of 2007, and the regulations thereunder, (vi) the filing of the Certificate of Merger with the Secretary of State and (vii) such other filings, registrations, notifications, order, authorizations, consents or approvals the absence or omission of which has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.
          Section 3.5 SEC Reports and Financial Statements.
               (a) The Company has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2008 (such documents, the “Company SEC Documents”), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2007, December 31, 2008 and December 31, 2009, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010, (iii) all proxy statements (other than preliminary materials) relating to meetings of stockholders of the Company since January 1, 2008 (in the form mailed to stockholders), and (iv) all other forms, reports and registration statements required to be filed by the Company with the SEC since January 1, 2008. As of their respective dates, or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (“SOX”), as the case may be.
               (b) The consolidated balance sheet of the Company as of December 31, 2009 and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC under the Exchange Act, and the unaudited consolidated balance sheet of the Company (including the related notes, where applicable) as of June 30, 2010 and the related (i) unaudited consolidated statements of income for the three- and six-month periods then ended and (ii) unaudited consolidated statements of cash flows and changes in stockholders’ equity for the six-month period then ended (including, in each case, the related notes, where applicable), included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 filed with the SEC under the Exchange Act (all of the foregoing financial statements, including the related notes, if applicable, the “Company Financial Statements”), fairly presented in all material respects, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount); the Company Financial Statements complied, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with the published rules and regulations of the SEC with respect thereto; and the Company Financial Statements were, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. UHY LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company.
          Section 3.6 Absence of Certain Changes.
               (a) From December 31, 2009 to the date of this Agreement, (i) the Company and its Subsidiaries conducted their respective operations only in the ordinary course of business consistent with past practices and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.
               (b) From December 31, 2009 to the date of this Agreement, neither the Company nor any of its Subsidiaries (i) other than in the ordinary course of business consistent with past practices, increased or agreed to increase the wages, salaries, compensation, or pension or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2009 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, entered into or made any loans to any of its officers, directors, employees, affiliates, agents or consultants or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopt or amend, any new or existing Company Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of the Company’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Options, in each case awarded prior to the date of this Agreement in accordance with their present terms, (iv) except as may have been required by a change in GAAP, changed in any material respect any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries, including any reserving, renewal or residual method, practice or policy, (v) made any tax election or settled or compromised any material income tax liability, (vi) made any change in the policies and procedures of the Company or its Subsidiaries in connection with trading activities, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance in excess of twenty (20) days, or (vii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.
          Section 3.7 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the balance sheet dated as of December 31, 2009 included in the Company’s Annual Report on Form 10-K for the term ended December 31, 2009 (the “Company Balance Sheet”) or in the notes thereto, neither the Company nor any of its Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) that would be material to the Company and its Subsidiaries taken as a whole. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (accrued, contingent or otherwise), except for liabilities or obligations (i) incurred in the ordinary course of business consistent with past practices that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, (ii) in respect of Litigation (which are the subject of Section 3.10), or (iii) arising under this Agreement and the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is in default in respect of the terms and conditions of any Indebtedness that individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.
          Section 3.8 Proxy Statement; Form F-4; Merger Documents. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the (a) F-4 at the time the F-4 becomes effective under the Securities Act, (b) the Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to the stockholders of the Company, at the time of the Special Meeting and at the Effective Time, or (c) any other document filed with any other Governmental Entity in connection with this Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the F-4 will comply in all material respects with the provisions of the Exchange Act and the Securities Act, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied to the Company by Parent or Merger Sub for inclusion in the Proxy Statement or the F-4.

          Section 3.9 Employee Benefit Plans; ERISA.
               (a) Section 3.9(a) of the Company Disclosure Letter contains a list of all the Company Benefit Plans. As used in this Agreement, “Company Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any “employee welfare benefit plan” within the meaning of Section 3(1) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (as defined in Section 413 of the Code), any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit or other plan, program, policy, practice, agreement, Contract, or other arrangement, regardless of whether subject to ERISA and regardless of whether funded, (i) that provides benefits to (x) any current or former employee, officer or director of the Company or any of its Subsidiaries or any trade or business, regardless of whether incorporated, which is required to be treated as a single employer together with an entity pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (an “ERISA Affiliate”) or (y) any beneficiary or dependent of any such employee, officer or director, (ii) in which any of the foregoing is a participant, (iii) that is sponsored , maintained or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates is a party or is obligated to contribute, or (iv) with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any liability, whether direct or indirect, contingent or otherwise. No Company Benefit Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate which has not been satisfied in full and no event has occurred and no connection exists that could result in the Company or any ERISA Affiliate incurring a material liability under Title IV of ERISA. The Company has provided or made available to Parent true and complete copies of the Company Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years, the most recent determination or opinion letters of the Internal Revenue Service (the “IRS”), summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, the three most recent summary annual reports and actuarial reports, if applicable, and all material correspondence with any Governmental Entity for each Company Benefit Plan.
               (b) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA, with respect to the Company Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived that, individually or in the aggregate with other reportable events, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company; to the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Laws of any applicable jurisdiction, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or, if applicable, an opinion letter) and such letter has not been revoked; all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made that could reasonably be expected to result in the disqualification of any of such Company Benefit Plans; the Company Benefit Plans have been maintained and operated in compliance in all material respects with their terms; there are no pending or, to the knowledge of the Company, threatened claims against or otherwise involving any Company Benefit Plan (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) that, individually or in the aggregate, would be reasonably likely to have or result in, a Material Adverse Effect on the Company; all material contributions required to be made as of the date hereof to the Company Benefit Plans have been made; neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability, contingent or otherwise, under Title IV of ERISA that has not been satisfied in full; and with respect to the Company Benefit Plans or any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, regardless of whether waived.
               (c) Neither the Company nor any of its Subsidiaries or ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) any plan funded by a “VEBA” within the meaning of Section 501(c)(9) of the Code.
               (d) No Company Benefit Plan maintained by the Company and each of its Subsidiaries provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service other than coverage mandated by applicable Law.
               (e) All accrued material obligations of the Company and its Subsidiaries, whether arising by operation of Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Company Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Company Financial Statements as of the date thereof.
               (f) The execution and delivery of this Agreement or the consummation of the transactions contemplated hereby would not (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries. As to each Company Benefit Plan, the Company or the applicable Subsidiary of the Company, as the case may be, has reserved the right to amend or terminate such plan without material liability to any Person except with respect to benefits accrued in the ordinary course prior to the date of such amendment or termination.
               (g) No Company Benefit Plan provides for payment of any amount that would reasonably be expected to be deemed an “excess parachute payment” within the meaning of Section 280G of the Code.
               (h) Each Company Benefit Plan that is subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.
               (i) No Company Benefit Plan is a multiple employer plan as defined in Section 413(c) of the Code.
               (j) With respect to all Company Benefit Plans established or maintained outside of the United States (“Company Foreign Plans”), (i) to the knowledge of the Company, the Company Foreign Plans have been maintained in all material respects in accordance with all applicable Laws, (ii) if intended to qualify for special Tax treatment, the Company Foreign Plans meet the requirements for such treatment in all material respects, and (iii) if intended to be funded and/or book-reserved, the Company Foreign Plans are fully funded and/or book-reserved based upon reasonable actuarial assumptions.
          Section 3.10 Litigation; Compliance with Law.
               (a) (i) There is no Litigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties or assets or any of the Company’s officers or directors (in their capacities as such) that, individually or in the aggregate with all other such Litigation, and taking into consideration the aggregate amount reserved for such matters in the Company’s consolidated balance sheet as of June 30, 2010 included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 filed with the SEC under the Exchange Act, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company, (ii) there is no Litigation pending or, to the knowledge of the Company, threatened which seeks to restrain, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, (iii) there are no agreements, orders, judgments, decrees, injunctions or awards of any Governmental Entity against or binding upon the Company, any of its Subsidiaries or any of the Company’s officers or directors (in their capacities as such) that would be reasonably expected to prevent, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that, individually or in the aggregate, have had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company, and (iv) there is no material Litigation that the Company or any of its Subsidiaries has pending against other parties.

               (b) Neither the Company nor any of its Subsidiaries is in violation of any applicable Law or Permit relating to its business or the ownership or operation of any of its assets, except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, and no notices, charges, claims or actions have been received by the Company or any of its Subsidiaries or been filed, commenced, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of such Laws or Permits that, individually or in the aggregate, have had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.
               (c) The Company and its Subsidiaries hold all Permits necessary for the ownership, leasing, operation, occupancy and use of the Real Property, the Company Assets and the conduct of their respective businesses as currently conducted (“Company Permits”), except for any such failures to hold such Company Permits that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Company Permit, or result in any termination, modification or nonrenewal thereof.
               (d) This Section 3.10 does not relate to matters with respect to (i) Company Benefit Plans, ERISA and other employee benefit matters (which are treated exclusively in Section 3.9), (ii) Tax Laws and other Tax matters (which are treated exclusively in Section 3.13, (iii) Environmental Laws and (iv) labor matters (which are treated exclusively in Section 3.18).
          Section 3.11 Intellectual Property.
               (a) The Company and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, geophysical data, Internet domain names and copyrights, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information (all of the foregoing, referred to as “Technology” and together with trademarks, trade names, trade dress, logos and service marks, referred to as “Intellectual Property”) necessary for the conduct of, or otherwise material to, the business and operations of the Company and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens). The Intellectual Property owned by the Company or any of its Subsidiaries, and to the knowledge of the Company, used by the Company or any of its Subsidiaries, is valid and enforceable, in full force and effect, and has not been cancelled, expired or abandoned; and (b) use by the Company and its Subsidiaries of any Intellectual Property, and the conduct of the business of the Company and its Subsidiaries as currently or previously conducted, has not and does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any Person, and none of the Company or any of its Subsidiaries has received notice or has knowledge of any such infringement, misappropriation, dilution or other violation. No claims, suits, or other proceedings alleging such infringement, misappropriation, dilution or other violation have been brought, or threatened or asserted in writing, against the Company or any of its Subsidiaries.
          Section 3.12 Material Contracts.
               (a) Section 3.12(a) of the Company Disclosure Letter contains a list of all of the following Contracts (other than those set forth in an exhibit index in the Company SEC Documents) to which the Company or any of its Subsidiaries is a party or by which any of them is bound (other than this Agreement): (i) any Contract granting any Person registration or other purchase or sale rights with respect to any equity interest in the Company or any of its Subsidiaries; (ii) any voting agreement relating to any equity interest of the Company or any of its Subsidiaries; (iii) any Contract outside the ordinary course between the Company or any of its Subsidiaries and any current or former affiliate of the Company; (iv) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for; (v) any drilling Contracts of one year or greater in remaining duration; (vi) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2,000,000 or more; (vii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S—K of the SEC) to be performed after the date of this Agreement; (viii) any Contract which, upon receipt of the Company Required Vote or upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof; (ix) any Contract which requires remaining payments by the Company or any of its Subsidiaries in excess of $2,000,000 and is not terminable by the Company or its Subsidiaries, as the case may be, on notice of six months or less; (x) any Contract which materially restrains, limits or impedes the Company’s or any of its Subsidiaries’, or will materially restrain, limit or impede the Surviving Corporation’s (or any of its affiliates’), ability to compete with or conduct any business or any line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ or the Surviving Corporation’s (or any of its affiliates’) activities (xi) any material joint venture agreement, joint operating agreement, partnership agreement or other similar Contract involving a sharing of profits and expenses; (xii) any Contract governing the terms of Indebtedness or any other obligation of third parties owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $1,000,000 in the aggregate made to employees of the Company or any of its Subsidiaries, by the Company or such Subsidiary in the ordinary course of business consistent with past practices; (xiii) any Contract (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) pursuant to which any benefits will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (xiv) any Contract which is a shareholder rights agreement or which otherwise provides for the issuance of any securities in respect of the Merger Agreement or the Merger; (xv) any material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefore; (xvi) any Contract relating to the sale of any of the assets or properties of the Company or any of its Subsidiaries with a value in excess of $10,000,000 other than those as to which the sale transaction has previously closed (and is reflected as such in the Company Financial Statements) and under which the Company and its Subsidiaries have no continuing obligation or those that relate to an intercompany transaction among the Company and its Subsidiaries in the ordinary course of business consistent with past practices; or (xvii) any Contract relating to the acquisition by the Company or any of its Subsidiaries of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than those as to which the acquisition has previously closed (and is reflected as such in the Company Financial Statements) and under which the Company and its Subsidiaries have no continuing obligation (each Contract of the types described in clauses (i) through (xvii), regardless of whether listed in Section 3.12(a) of the Company Disclosure Letter and regardless of whether in effect as of the date of this Agreement, being referred to herein as a “Company Material Contract”). The Company has previously made available to Parent a true, complete and correct copy of each Company Material Contract.
               (b) Each of the Company Material Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto, as the case may be, and in full force and effect. Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has breached, or is in violation of or in default under (nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under), any Company Material Contract, nor does the Company or any of its subsidiaries have knowledge of the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.
          Section 3.13 Taxes.
               (a) (i) Except as has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, all income tax Returns and all material other tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed in accordance with all applicable Laws and all such returns are true, correct and complete in all material respects, (ii) the Company and its Subsidiaries have timely paid all income Taxes and all material other Taxes due or claimed to be due, (iii) all Employment and Withholding Taxes and any other amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in the Company Balance Sheet are adequate under GAAP, (v) no deficiencies for any Taxes have been asserted or assessed, or, to the knowledge of the Company, proposed, against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and (vi) there is no action, suit, proceeding, investigation, audit or claim pending or, to the knowledge of the Company, threatened or scheduled to commence against or with respect to the Company or any of its Subsidiaries in respect of any Tax.
               (b) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the Laws of the United States, any non-U.S. jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee.
               (c) The Company was not a “United States real property holding corporation” as defined in Section 897 of the Code during the applicable period specified in Section 897(c)(9)(A)(ii) of the Code.
               (d) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate of any of them and any other party under which the Company or any of its Subsidiaries could be liable for any Taxes of any party other than the Company or any Subsidiary of the Company.
               (e) Neither the Company nor any of its Subsidiaries have, as of the Closing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes.
               (f) There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens.
               (g) Each of the Company and its Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.
               (h) Neither the Company nor its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority.
               (i) Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.
               (j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Closing Date, or (C) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law).
               (k) Since October 2007, the Company has not undergone an “ownership change” as defined pursuant to Section 382(g) of the Code.
               (l) None of the Company or any of its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.
               (m) The Company has made available to Parent correct and complete copies of (i) all U.S. federal and other material Returns of the Company and its Subsidiaries relating to the taxable periods ended December 31, 2007, 2008 and 2009, filed through the date hereof, and (ii) any audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries.
               (n) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would (i) prevent the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the Merger to fail to satisfy the requirements of Treasury Regulation Section 1.367(a)-3(c)(1)(i) or (ii) following the Merger.
          Section 3.14 Environmental Matters.
          Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company:
               (a) The Company and each of its Subsidiaries has been and is in compliance with all applicable Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Substances, (iii) occupational health and safety, or (iv) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas (“Environmental Laws”). The term “Hazardous Substances” refers to any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Entity or subject to liability under any Environmental Law, including, but not limited to, any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof. The Company and each of its Subsidiaries possesses and is in compliance with any Permits required under Environmental Laws. There are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude, the conduct of any of the Company’s or its Subsidiaries’ businesses as now conducted or that interfere with continued compliance with applicable Environmental Laws.
               (b) No proceedings, claims, actions, causes of action, suits, notices, demands, orders or known investigations by any Governmental Entity are pending or threatened against the Company or its Subsidiaries (or any other Person the obligations of which have been assumed by the Company or any of its Subsidiaries) that allege the violation of or seek to impose liability pursuant to any Environmental Laws, and, to the knowledge of the Company, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current or former businesses, assets or properties of the Company or any of its Subsidiaries (or any other Person the obligations of which have been assumed by the Company or any of its Subsidiaries), including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Substances, which constitute a violation of Environmental Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Laws, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.
               (c) Neither the Company nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Laws or (ii) entered into or become subject to any consent decree, order or agreement with any Governmental Entity or other Persons pursuant to any Environmental Laws or relating to the cleanup of any Hazardous Substances.
               (d) Without in any way limiting the generality of the foregoing, (i) there are no underground storage tanks located at any property currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries, (ii) there is no asbestos contained in or forming part of any building, building component, structure or office space currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries, and (iii) no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries.
               (e) Neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate any Hazardous Substances, or (iii) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.
          Section 3.15 Company Assets. The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of their respective properties and assets (real, personal or mixed, tangible or intangible) (the “Company

Assets”). The Company and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Company Assets, including all such Company Assets reflected in the Company Balance Sheet or acquired since the date thereof (except as may have been disposed of since December 31, 2009 or may be disposed of after the date of this Agreement in accordance with this Agreement in either case in the ordinary course of business consistent with past practice), in each case, free and clear of any Liens, except Permitted Liens. All properties and assets (including the Real Property) reflected in the Company Balance Sheet, taken as a whole, have a fair market and realizable value at least equal to the value thereof as reflected therein. The Company Assets constitute all of the assets and rights necessary to operate the businesses of the Company and its Subsidiaries in substantially the same manner that the Company and its Subsidiaries have been operating their respective businesses prior to the Closing, and all significant operating equipment of the Company and its Subsidiaries is in good operating condition in accordance with industry practice, ordinary wear and tear excepted.
          Section 3.16 Real Property.
               (a) Section 3.16(a) of the Company Disclosure Letter contains a complete and correct list of all Company Real Property setting forth information sufficient to specifically identify such Company Real Property and, to the extent Company Owned Real Property, the legal owner thereof. The Company and its Subsidiaries have good and marketable title to the Company Owned Real Property and all buildings, structures and other improvements located thereon, and a valid leasehold interest in the Company Leased Real Property, in each case free and clear of any Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Company Owned Real Property, or any material portion thereof or interest therein. Each Company Lease grants the lessee under the Company Lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Company Leases of its respective Company Leased Real Property.
               (b) The Company Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted. The use and operation of the Company Real Property in the conduct of the business of the Company and its Subsidiaries do not violate any instrument of record or agreement affecting the Company Real Property, except for such violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. No current use by the Company and its Subsidiaries of the Company Real Property is dependent on a nonconforming use or other Governmental Approval.
          Section 3.17 Insurance. Except as has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, (a) all insurance policies maintained by or on behalf of any of the Company and its Subsidiaries as of the date of this Agreement are, and at the Closing such policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will have been paid and (b) the Company and its Subsidiaries have complied with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of the Company and its Subsidiaries.
          Section 3.18 Labor Matters.
               (a) As of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.
               (b) Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, (i) neither the Company nor any of its Subsidiaries has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any employment-related litigation or material violation of any Laws with respect to the employment of individuals by, or the employment practices of, the Company or any of its Subsidiaries or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against the Company or any of its Subsidiaries pending or, to the knowledge of Parent, threatened, before any Governmental Entity by or concerning the employees working in their respective businesses and (iii) there is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries or, to the knowledge of the Company, pending or threatened against the Company or any of its Subsidiaries.
          Section 3.19 Affiliate Transactions. Except (i) for compensation or other employment arrangements in the ordinary course of business consistent with past practices, and (ii) for arrangements contemplated by this Agreement, since January 1, 2009 there have not been, and there are not currently proposed, any transactions, agreements, arrangements or understandings, or any series of related transactions, agreements, arrangements or understandings, between the Company or any of its Subsidiaries, on the one hand, and any affiliate thereof (including any director or officer thereof but excluding any wholly owned subsidiary of the Company), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Annual Report on Form 10-K or proxy statement pertaining to an annual meeting of the Company’s stockholders.
          Section 3.20 Disclosure Controls and Procedures.
          The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 of the Exchange Act). The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the

Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The Company’s internal control over financial reporting are designed to provide reasonable assurance (a) regarding the reliability of the Company’s financial reporting and its preparation of financial statements in accordance with GAAP, (b) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (c) that the Company’s receipts and expenditures are being made only in accordance with the authorization of the Company’s management and the Company Board and (d) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. Neither the Company nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in the Company’s internal controls as contemplated under Section 404 of SOX.
          Section 3.21 Investment Company. Neither the Company nor any of its Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the Investment Advisers Act of 1940, as amended (the “Advisers Act”).
          Section 3.22 Recommendation of Company Board of Directors; Opinion of Financial Advisor.
               (a) The Company Board, by resolutions adopted at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, (iii) resolved to recommend approval and adoption of this Agreement by the stockholders of the Company and (iv) directed that such matter be submitted to the stockholders of the Company at the Special Meeting.
               (b) The Company Board has received an opinion of RBC Capital Markets Corporation (“RBC”) to the effect that, as of the date of the opinion and subject to the other various assumptions and limitations set forth in its opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. The Company will provide Parent (solely for informational purposes) a true, correct and complete copy of such opinion promptly following the execution of this Agreement. The Company has received the approval of RBC to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to RBC’s review and approval of the Proxy Statement.
          Section 3.23 Required Vote by Company Stockholders. The separate votes comprising the Company Required Vote are the only vote of any class of capital stock of the Company required by the DGCL, the rules and regulations of the NYSE and the certificate of incorporation or the bylaws of the Company to approve and adopt this Agreement and the Merger and the other transactions contemplated hereby.

          Section 3.24 Certain Business Practices.
               (a) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction in effect on or prior to the Effective Time applicable to the Company, any of its Subsidiaries or their respective operations.
               (b) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any affiliate of the Company or any of its Subsidiaries is aware of or has taken, directly or indirectly, any action that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any non-U.S. political party or official thereof or any candidate for non-U.S. political office, in contravention of the FCPA, and the Company, its Subsidiaries and, to the knowledge of the Company, its affiliates have conducted their respective businesses in compliance with the FCPA.
          Section 3.25 Export Controls and Trade Sanctions. Except for such matters as would not, individually or in the aggregate, be reasonably likely to have or result in a Material Adverse Effect on the Company:
               (a) The Company and its affiliates have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under applicable Laws, including the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701—1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), and any similar rules or regulations of the European Union or other jurisdiction. Neither the Company nor any of its Subsidiaries or affiliates, nor, to the knowledge of the Company, any of their respective directors, officers, employees or affiliates, is a Person with whom transactions are currently prohibited under any U.S. sanctions administered OFAC or equivalent European Union measure. Neither the Company, nor any of its affiliates, shareholders, directors, officers or employees have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person. For the purposes of this Agreement, “Prohibited Person” means (i) any individual or entity that has been determined by competent authority to be the subject of a prohibition on such conduct in any Law or executive order administered by OFAC; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any individual or entity that acts on behalf of or is owned or controlled by the government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any individual or entity that has been identified on the Annex to Executive Order 13224 or the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time; or (v) any individual or entity that has been designated on any similar list or order published by the U.S. Government.
               (b) No civil or criminal penalties have been imposed on the Company or any of its affiliates with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to any Governmental Entity.
          Section 3.26 Customers and Suppliers. Since June 30, 2009:
               (a) No material customer or supplier of the Company or any Subsidiary of the Company has cancelled or otherwise terminated its relationship with the Company or any Subsidiary of the Company;
               (b) No material customer or supplier of the Company or any Subsidiary of the Company has overtly threatened to cancel or otherwise terminate its relationship with the Company or any Subsidiary of the Company or its usage of the services of the Company or any Subsidiary of the Company; and
               (c) Neither the Company nor any Subsidiary of the Company has any direct or indirect ownership interest that is material to the Company and the Subsidiaries of the Company taken as a whole in any customer or supplier of the Company or any Subsidiary of the Company.
     Section 3.27 Derivative Transactions and Hedging All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and each of its Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are and will be no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.
          Section 3.28 Brokers. Except for RBC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries. The Company has previously delivered to Parent a true and correct copy of the engagement letter, dated July 21, 2010, by and between the Company and RBC.
          Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, neither the Company nor any other Person makes, and the Company disclaims, any other representations or warranties (whether express or implied) on behalf of the Company or any of its affiliates in connection with this Agreement or the transactions contemplated hereby. The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, Parent, their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Merger Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice that may have been provided to any such person by any representative of the Company or any other person or contained in the files or records of the Company), wherever and however made, including any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the disclosure letter delivered by Parent to the Company at or prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter or item in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
          Section 4.1 Organization.
               (a) Each of Parent, Merger Sub and their respective Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted, except as would have an immaterial effect on Parent and its Subsidiaries, taken as a whole.

               (b) Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except for any failures to be so qualified or licensed, individually or in the aggregate, that have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.
               (c) Parent has previously delivered to the Company a complete and correct copy of each of its certificate of incorporation and bylaws, in each case as amended (if so amended) to the date of this Agreement, and has made available the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither Parent nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or similar governing documents.
               (d) Section 4.1(d) of the Parent Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of Parent and their respective jurisdictions of incorporation or organization. Merger Sub is a wholly owned subsidiary of Parent. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of Parent do not contain any provision limiting or otherwise restricting the ability of Parent to control its Subsidiaries.
          Section 4.2 Capitalization.
               (a) The authorized share capital of Parent is $600,000,000 divided into common shares of a par value of $2.00 each (the “Parent Common Shares”). As of the date hereof, (i) 110,000,050 Parent Common Shares are issued and outstanding, (ii) no Parent Common Shares are issued and held in the treasury of Parent, and (iii) 567,792 Parent Common Shares are reserved for issuance upon exercise of options under Parent’s share option plans (the “Parent Stock Options”). No bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding. All issued and outstanding Parent Common Shares are, all Parent Common Shares that may be issued as permitted by this Agreement will be, and all Parent Common Shares that may be issued pursuant to the exercise of the Parent Stock Options, when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the Parent Stock Options, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries. Section 4.2(a) of the Parent Disclosure Letter sets forth the following information with respect to the Parent

Stock Options outstanding on the date of this Agreement: (i) aggregate number of Parent Common Shares issuable upon exercise thereof; (ii) exercise price; (iii) issue date; and (iv) termination date.
               (b) (i) All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of Parent’s Subsidiaries are owned, directly or indirectly, by Parent (except for any such shares of capital stock or equity interests representing an immaterial ownership required under the Laws of any non-U.S. jurisdiction to be owned by others) free and clear of any Liens, other than such restrictions as may exist under applicable Law, and all such shares or other equity interests have been duly authorized and validly issued, and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as set forth in Section 4.1(d) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.
          Section 4.3 Authorization; Validity of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
               (b) No “moratorium,” “control share,” “fair price” or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.
          Section 4.4 No Violations; Consents and Approvals.
               (a) Neither the execution, delivery and performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of Parent, Merger Sub any of Parent’s Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens), upon any of the respective properties or assets of Parent or any of its Subsidiaries or result in the increase of any compensation or benefit payable pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of Indebtedness, lease, license, Contract, collective bargaining agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) conflict with or violate any Laws applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, except in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, terminations, rights, accelerations or Liens that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.
               (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or any other transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with the approval and adoption of this Agreement and the transactions contemplated hereby, and the filing and declaration of effectiveness of the F-4 in which the Proxy Statement will be included as a prospectus, (ii) any other filings required under U.S. federal and state securities or “Blue Sky” Laws, applicable non-U.S. Laws and the rules of or agreements with the Norwegian Securities Dealer Association or the OSE or the LSE, as applicable, (iii) such filings, authorizations or approvals as may be required under (A) the HSR Act or (B) any other Competition Laws, rules or regulations, (iv) compliance with any applicable requirements of the Exon-Florio Act and the Foreign Investment and National Security Act of 2007, and the regulations thereunder, (v) the filing with the Registrar of Companies in Bermuda of a copy of the Proxy Statement and Form F-4 as soon as reasonably practicable after the same have been declared effective by the SEC, (vi) the filing with the IRS of the IRS Ruling request contemplated by Section 5.13(b), (vii) the filing of the Certificate of Merger with the Secretary of State and (viii) such other filings, registrations, notifications, orders, authorizations, consents or approvals the absence or omission of which has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.
          Section 4.5 Financial Statements.
     The consolidated balance sheet of Parent as of December 31, 2009 and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable) for the fiscal year ended December 31, 2009, and the unaudited consolidated balance sheets of Parent (including the related notes, where applicable) as of March 31, 2010 and June 30, 2010 and the related (i) unaudited consolidated statements of income for the three- month and six-month periods then ended and (ii) unaudited consolidated statements of cash flows and changes in stockholders’ equity for the three-month and six-month periods then ended (including, in each case, the related notes, where applicable) (all of the foregoing financial statements, including the related notes, if applicable, the “Parent Financial Statements”), fairly presented in all material respects, and the financial statements to be disclosed by Parent at the OTC-list pursuant to its agreement with the Norwegian Securities Dealer Association after the date of this Agreement will fairly present in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount); and the Parent Financial Statements were, and the financial statements to be disclosed by Parent at the OTC-list pursuant to its agreement with the Norwegian Securities Dealer Association will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Pricewaterhouse Coopers LLP is an independent public accounting firm with respect to Parent and has not resigned or been dismissed as independent public accountants of Parent.
          Section 4.6 Absence of Certain Changes. From December 31, 2009 to the date of this Agreement, (i) Parent and its Subsidiaries conducted their respective operations only in the ordinary course of business consistent with past practices and (ii) there has not occurred or continued to exist any event, change, occurrence, fact, circumstance or condition which, individually or in the aggregate, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.
               (b) From December 31, 2009 to the date of this Agreement, neither Parent nor any of its Subsidiaries (i) other than in the ordinary course of business consistent with past practices, increased or agreed to increase the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2009 (which amounts have been previously disclosed to the Company), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, entered into or made any loans to any of its officers, directors, employees, affiliates, agents or consultants or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopt or amend, any new or existing Parent Benefit Plan or Parent Foreign Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of Parent’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Parent’s capital stock, except for issuances of Parent Common Shares upon the exercise of Parent Stock Options, in each case awarded prior to the date of this Agreement in accordance with their present terms, (iv) except as may have been required by a change in GAAP, changed in any material respect any accounting methods (or underlying assumptions), principles or practices of Parent or its Subsidiaries, including any reserving, renewal or residual method, practice or policy, (v) made any tax election or settled or compromised any material income tax liability, (vi) made any change in the policies and procedures of Parent or its Subsidiaries in connection with trading activities, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance in excess of twenty (20) days, or (viii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.
          Section 4.7 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Parent’s audited balance sheet dated as of December 31, 2009 (the “Parent Balance Sheet”) or in the notes thereto, neither Parent nor any of its Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) that would be material to Parent and its Subsidiaries taken as a whole. Since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations (accrued, contingent or otherwise), except for liabilities or obligations (i) incurred in the ordinary course of business consistent with past practices that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, (ii) in respect of Litigation (which are the subject of Section 4.10), or (iii) arising under this Agreement and the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is in default in respect of the terms and conditions of any Indebtedness that individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.
          Section 4.8 Proxy Statement; Form F-4; Merger Documents. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the F-4 at the time the F-4 becomes effective under the Securities Act, (b) the Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to the stockholders of the Company, at the time of the Special Meeting and at the Effective Time, or (c) any other document filed with any other Governmental Entity in connection with this Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the F-4 will comply in all material respects with the provisions of the Exchange Act and the Securities Act, except that no representation is made by Parent or Merger Sub with respect to statements made in the Proxy Statement based on information supplied to Parent or Merger Sub by the Company for inclusion in the Proxy Statement or the F-4.
          Section 4.9 Employee Benefit Plans.
               (a) With respect to all Parent Benefit Plans established or maintained outside of the United States (“Parent Foreign Plans”), (A) to the knowledge of Parent, the Parent Foreign Plans have been maintained in all material respects in accordance with all applicable Laws, (B) if intended to qualify for special Tax treatment, the Parent Foreign Plans meet the requirements for such treatment in all material respects, (C) if intended to be funded and/or book-reserved, the Parent Foreign Plans are fully funded and/or book-reserved based upon reasonable actuarial assumptions, and (D) no liability that could be material to the Parent and its Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Parent Foreign Plans, other than to the extent reflected on the Parent Balance Sheet. As used in this Agreement, “Parent Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit or other plan, program, policy, practice, agreement, Contract, or other arrangement, regardless of whether subject to ERISA and regardless of whether funded, (i) that provides benefits to (x) any current or former employee, officer or director of Parent or any of its Subsidiaries or (y) any beneficiary or dependent of any such employee, officer or director, (ii) in which any of the foregoing is a participant, (iii) that is sponsored , maintained or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is a party or is obligated to contribute, or (iv) with respect to which Parent or any of its Subsidiaries has any liability, whether direct or indirect, contingent or otherwise.
          Section 4.10 Litigation; Compliance with Law.
               (a) There is no Litigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of their respective properties or assets or any of Parent’s officers or directors (in their capacities as such) that, individually or in the aggregate with all other such Litigation, and taking into consideration the aggregate amount reserved for such matters in Parent’s consolidated balance sheet as of June 30, 2010, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent, (ii) there is no Litigation pending or, to the knowledge of Parent, threatened that seeks to restrain, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, (iii) there are no agreements, orders, judgments, decrees, injunctions or awards of any Governmental Entity against or binding upon Parent or any of its Subsidiaries or any of Parent’s officers or directors (in their capacities as such) that would be reasonably expected to prevent, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that, individually or in the aggregate, have had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent, and (iv) there is no material Litigation that Parent or any of its Subsidiaries has pending against other parties.
               (b) Neither Parent nor any of its Subsidiaries is in violation in any material respect of any applicable Law or Permit relating to its business or the ownership or operation of any of its assets, except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, and no notices, charges, claims or actions have been received by Parent or any of its Subsidiaries or been filed, commenced, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging any violation of such Laws or Permits that, individually or in the aggregate, have had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.
               (c) Parent and its Subsidiaries hold all Permits necessary for the ownership, leasing, operation, occupancy and use of the Real Property, Parent Assets and the conduct of their respective businesses as currently conducted (“Parent Permits”), except for any such failures to hold such Parent Permits that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received notice that any Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Parent has no knowledge of any reasonable basis for any such termination, modification or nonrenewal. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Parent Permit, or result in any termination, modification or nonrenewal thereof.
               (d) This Section 4.10 does not relate to matters with respect to (i) Parent Benefit Plans and other employee benefit matters (which are treated exclusively in Section 4.9), (ii) Tax Laws and other Tax matters (which are treated exclusively in Section 4.12), (iii) Environmental Laws and (iv) labor matters (which are treated exclusively in Section 4.16).
          Section 4.11 Intellectual Property. (i) Parent and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, any and all United States and foreign Intellectual Property necessary for the conduct of, or otherwise material to, the business and operations of the Parent and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens). The Intellectual Property owned by the Parent or any of its Subsidiaries, and to the knowledge of the Parent, used by the Parent or any of its Subsidiaries, is valid and enforceable, in full force and effect, and has not been cancelled, expired or abandoned; and (ii) use by the Parent and its Subsidiaries of any Intellectual Property, and the conduct of the business of the Parent and its Subsidiaries as currently or previously conducted, has not and does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any Person, and none of the Parent or any of its Subsidiaries has received notice or has knowledge of any such infringement, misappropriation, dilution or other violation. No claims, suits, or other proceedings alleging such infringement, misappropriation, dilution or other violation have been brought, or threatened or asserted in writing, against the Parent or any of its Subsidiaries.
          Section 4.12 Material Contracts.
               (a) Section 4.11(a) of the Parent Disclosure Letter contains a list of all of the following Contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound (other than this Agreement): (i) any Contract granting any Person registration or other purchase or sale rights with respect to any equity interest in Parent or any of its Subsidiaries; (ii) any voting agreement relating to any equity interest of Parent or any of its Subsidiaries; (iii) any Contract outside the ordinary course between Parent or any of its Subsidiaries and any current or former affiliate of Parent; (iv) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for; (v) any drilling Contracts of one year or greater in remaining duration; (vi) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2,000,000 or more; (vii) any Contract which, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof; (viii) any Contract which requires remaining payments by Parent or any of its Subsidiaries in excess of $2,000,000 and is not terminable by Parent or its Subsidiaries, as the case may be, on notice of six months or less; (ix) any contract which materially restrains, limits or impedes Parent’s or any of its Subsidiaries’, or will materially restrain, limit or impede the Surviving Corporation’s (or any of its affiliates), ability to compete with or conduct any business or any line of business, including geographic limitations on Parent’s or any of its Subsidiaries’ or the Surviving Corporation’s (or any of its affiliates) activities, (x) any material joint venture agreement, joint operating agreement, partnership agreement or other similar Contract involving a sharing of profits and expenses; (xi) any Contract governing the terms of Indebtedness or any other obligation of third parties owed to Parent or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $1,000,000 in the aggregate made to employees of Parent or any of its Subsidiaries, by Parent or such Subsidiary in the ordinary course of business consistent with past practices; (xii) any Contract (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) pursuant to which any benefits will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (xiii) any Contract which is a shareholder rights agreement or which otherwise provides for the issuance of any securities in respect of the Merger Agreement or the Merger; (xiv) any material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefore; (xv) any Contract relating to the sale of any of the assets or properties of Parent or any of its Subsidiaries with a value in excess of $10,000,000 other than those as to which the sale transaction has previously closed (and is reflected as such in the Parent Financial Statements) and under which Parent and its Subsidiaries have no continuing obligation or those that relate to an intercompany transaction among Parent and its Subsidiaries in the ordinary course of business consistent with past practices; or (xvi) any Contract relating to the acquisition by Parent or any of its Subsidiaries of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than those as to which the acquisition has previously closed (and is reflected as such in the Parent Financial Statements) and under which Parent and its Subsidiaries have no continuing obligation (each Contract of the types described in clauses (i) through (xvi), regardless of whether listed in Section 4.11(a) of the Parent Disclosure Letter and regardless of whether in effect as of the date of this Agreement, is a “Parent Material Contract”. Parent has previously made available to the Company a true, complete and correct copy of each Parent Material Contract, except if (and only to the extent) that making such a copy available would violate any non-disclosure or confidentiality provisions set forth therein.
               (b) Each of the Parent Material Contracts is valid and binding on Parent or the Subsidiary of Parent party thereto, as the case may be, and in full force and effect. Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has breached or is in violation of, or default under (nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under), any Parent Material Contract, nor does the Parent know of the desire of the other party or parties to any such Parent Material Contract to exercise any rights such party had to cancel, terminate or repudiate such contract or exercise remedies thereunder.
          Section 4.13 Taxes.
               (a) (i) All income tax Returns and all material other tax Returns required to be filed by or with respect to Parent and its Subsidiaries have been timely filed and all such Returns are true, correct and complete in all material respects, (ii) Parent and its Subsidiaries have timely paid all income Taxes and material other Taxes due or claimed to be due, (iii) all Employment and Withholding Taxes and any other amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected in Parent Balance Sheet are adequate under GAAP, (v) no deficiencies for any Taxes have been asserted or assessed or, to the knowledge of Parent, proposed against Parent or any of its Subsidiaries that have not been finally settled or paid in full, (vi) neither Parent nor any of its Subsidiaries has waived any statute of limitation in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and (vii) there is no action, suit, proceeding, investigation, audit or claim pending or, to the knowledge of Parent, threatened or scheduled to commence against or with respect to Parent or any of its Subsidiaries in respect of any Tax.
               (b) Parent has made available to the Company correct and complete copies of (i) all material Returns of Parent and its Subsidiaries relating to the taxable periods ended December 31, 2007, 2008 and 2009, filed through the date hereof, and (ii) any audit report within the last three years relating to any material Taxes due from or with respect to Parent or any of its Subsidiaries.
               (c) Taking into account the application of the special rules set forth in Treasury Regulation Section 1.367(a)-3(c)(3)(ii), (i) Parent (or any Subsidiary that is a “qualified subsidiary” (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(vii)) or a “qualified partnership” (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(viii)) is currently engaged, and will have been engaged for the entire 36-month period immediately preceding the Closing Date, in an active trade or business outside the United States within the meaning of Treasury Regulation Section 1.367(a)-2T(b)(2) and (3) (the “Qualified Trade or Business”); and (ii) Parent (and, if applicable, the Subsidiary engaged in the Qualified Trade or Business) does not have any plan or intention to substantially dispose of or discontinue the Qualified Trade or Business.
               (d) To the knowledge of Parent, neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would (i) prevent the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the Merger to fail to satisfy the requirements of Treasury Regulation Section 1.367(a)-3(c)(1)(i) or (ii) following the Merger.
          Section 4.14 Environmental Matters.
          Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent:
               (a) Parent and each of its Subsidiaries has been and is in compliance with all applicable Environmental Laws. Parent and each of its Subsidiaries possesses and is in compliance with any Permits required under Environmental Laws. To the knowledge of Parent, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Entity, the conduct of any of Parent’s or its Subsidiaries’ businesses as now conducted or that interfere with continued compliance with applicable Environmental Laws.
               (b) No proceedings or known investigations of any Governmental Entity are pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries (or any other Person the obligations of which have been assumed by Parent or any of its Subsidiaries) that allege the violation of or seek to impose liability pursuant to any Environmental Laws, and and, to the knowledge of Parent, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Parent or its Subsidiaries, former) businesses, assets or properties of Parent or any of its Subsidiaries (or any other Person the obligations of which have been assumed by Parent or any of its Subsidiaries), including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Substances, which constitute a material violation of Environmental Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Laws, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.
               (c) Neither Parent nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Laws or (ii) entered into or become subject to any consent decree, order or agreement with any Governmental Entity or other Persons pursuant to any Environmental Laws or relating to the cleanup of any Hazardous Substances.

          Section 4.15 Real Property.
               (a) Section 4.14(a) of the Parent Disclosure Letter contains a complete and correct list of all Parent Real Property setting forth information sufficient to specifically identify such Parent Real Property and, to the extent Parent Owned Real Property, the legal owner thereof. Parent and its Subsidiaries have good and marketable title to the Parent Owned Real Property and all buildings, structures and other improvements located thereon, and a valid leasehold interest in the Parent Leased Real Property, in each case free and clear of any Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Parent Owned Real Property, or any material portion thereof or interest therein. Each Parent Lease grants the lessee under the Parent Lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Parent Leases of its respective Parent Leased Real Property.
               (b) The Parent Real Property constitutes all the fee, leasehold and other interests in real property held by Parent and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property necessary for the conduct of the business of Parent and its Subsidiaries as it is currently conducted. The use and operation of the Parent Real Property in the conduct of the business of Parent and its Subsidiaries do not violate any instrument of record or agreement affecting the Parent Real Property, except for such violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Parent. No current use by the Parent and its Subsidiaries of the Parent Real Property is dependent on a nonconforming use or other Governmental Approval.
          Section 4.16 Insurance. Except as has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, (a) all insurance policies maintained by or on behalf of any of Parent and its Subsidiaries as of the date of this Agreement are, and at the Closing such policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will have been paid and (b) Parent and its Subsidiaries have complied with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of Parent and its Subsidiaries.
          Section 4.17 Labor Matters.
               (a) As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization and (ii) to Parent’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.
               (b) Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, (i) neither Parent nor any of its Subsidiaries has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Laws with respect to the employment of individuals by, or the employment practices of, Parent or its Subsidiaries or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against Parent or its Subsidiaries pending or, to the knowledge of Parent, threatened, before any Governmental Entity by or concerning the employees working in their respective businesses and (iii) there is no labor dispute, strike, slowdown or work stoppage against Parent or its Subsidiaries or, to the knowledge of Parent, pending or threatened against Parent or any of its Subsidiaries.
          Section 4.18 Affiliate Transactions.
          Except (i) for compensation or other employment arrangements in the ordinary course of business consistent with past practices and (ii) for arrangements contemplated by this Agreement, since January 1, 2009 there have not been, and there are not currently proposed, any transactions, agreements, arrangements or understandings, or any series of related transactions, agreements, arrangements or understandings, between Parent or any of its Subsidiaries, on the one hand, and any affiliate thereof (including any director or officer thereof but excluding any wholly owned subsidiary of Parent), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act if Parent were subject to U.S. securities Laws.
          Section 4.19 Internal Controls.
          Parent maintains internal controls designed to provide reasonable assurance (a) regarding the reliability of Parent’s financial reporting and its preparation of financial statements in accordance with GAAP, (b) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (c) that Parent’s receipts and expenditures are being made only in accordance with the authorization of Parent’s management and the Parent Board and (d) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements.
          Section 4.20 Investment Company. Neither Parent nor any of its Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act or the Advisers Act.
          Section 4.21 Opinion of Financial Advisor. The Parent Board has received an opinion of Goldman Sachs International (“Goldman Sachs”) to the effect that, as of the date of the opinion and subject to the various assumptions and limitations set forth in its opinion, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent. Parent will provide the Company (solely for informational purposes) a true, correct and complete copy of such opinion promptly following the execution of this Agreement.

          Section 4.22 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated by this Agreement.
          Section 4.23 Financing. Parent has received commitment letters from (a) Fokus Bank, a branch of Danske Bank AS, whereby such party has committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in the aggregate amount of NOK 1.5 billion and (b) Seadrill Limited whereby such party has committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in the aggregate amount of $450 million. Parent has delivered complete and correct copies of each of the letter referred to in this Section 4.22 as in effect on the date hereof to the Company, and Parent will deliver to the Company complete and correct copies of the definitive agreements for the financing of the Merger (the “Commitment Letter”).
          Section 4.24 Certain Business Practices. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction in effect on or prior to the Effective Time applicable to Parent, any of its Subsidiaries or any of their respective operations.
               (b) Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any affiliate of Parent or any of its Subsidiaries is aware of or has taken, directly or indirectly, any action that would result in a violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any non-U.S. political party or official thereof or any candidate for non-U.S. political office, in contravention of the FCPA, and Parent and its Subsidiaries and, to the knowledge of Parent, their affiliates have conducted their respective businesses in compliance with the FCPA.
     Section 4.25 Export Controls and Trade Sanctions. Except for such matters as would not, individually or in the aggregate, be reasonably likely to have or result in a Material Adverse Effect on Parent:
               (a) Parent and its affiliates have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under applicable Laws, including the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701—1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and

the regulations, rules, and executive orders administered by the OFAC, and any similar rules or regulations of the European Union or other jurisdiction. Neither Parent nor any of its Subsidiaries or affiliates, nor to the knowledge of Parent, any of their respective directors, officers, employees or affiliates, is a Person with whom transactions are currently prohibited under any U.S. sanctions administered by OFAC or equivalent European Union measure. Neither Parent nor any of its affiliates, shareholders, directors, officers or employees have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.
               (b) No civil or criminal penalties have been imposed on Parent or any of its affiliates with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to the any Governmental Entity.
           Section 4.26 Customers and Suppliers. Since June 30, 2009:
               (a) No material customer or supplier of Parent or any of its Subsidiaries has cancelled or otherwise terminated its relationship with Parent or any of its Subsidiaries;
               (b) No material customer or supplier of Parent or any of its Subsidiaries has overtly threatened to cancel or otherwise terminate its relationship with Parent or any of its Subsidiaries or its usage of the services of Parent or any of its Subsidiaries; and
               (c) Neither Parent nor any of its Subsidiaries has any direct or indirect ownership interest that is material to Parent or any of its Subsidiaries taken as a whole in any customer or supplier of Parent or any of its Subsidiaries.
          Section 4.27 Brokers. Except for Goldman Sachs and Alpha Corporate, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, that is or will be payable by Parent or any of its Subsidiaries. Parent is solely responsible for the fees and expenses of Goldman Sachs and Alpha Corporate as and to the extent set forth in the engagement letters between Parent and each such investment bank. Parent has previously delivered to Parent true and correct copies of such engagement letters.
          Section 4.28 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries is, nor has any of them during the past three years been, the beneficial owner of any shares of Company Common Stock or has “owned” any shares of Company Common Stock within the meaning of Section 203 of the DGCL.
          Section 4.29 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Parent, Merger Sub or any other Person makes, and Parent and Merger Sub disclaim, any other representations or warranties (whether express or implied) on behalf of Parent, Merger

Sub or any of their respective affiliates in connection with this Agreement or the transactions contemplated hereby. Parent and Merger Sub disclaim all liability or responsibility for any other statement or information made or communicated (orally or in writing) to the Company, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of the Company or its affiliates (including, but not limited to, any opinion, information or advice that may have been provided to any such person by any representative of Parent or Merger Sub or any other person or contained in the files or records of Parent or Merger Sub), wherever and however made, including any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.
ARTICLE V
COVENANTS
          Section 5.1 Interim Operations of the Company.
          The Company covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent in all material respects with past practices, and the Company shall use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries, and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors; and, except (1) as expressly contemplated by this Agreement, (2) for transactions between or among the Company and its wholly owned Subsidiaries, (3) as required by applicable Law, (4) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), and (5) as set forth in Section 5.1 of the Company Disclosure Letter, after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, nor shall it permit any of its Subsidiaries to:
               (a) enter into any new line of business material to it and its Subsidiaries taken as a whole;
               (b) make or commit to make capital expenditures in any fiscal quarter exceeding its capital expenditure budget (copies of which have been previously provided to Parent and the annual budgeted amount of which is set forth in Section 5.1(b) of the Company Disclosure Letter) for such fiscal quarter by more than $1,000,000; provided, however, that the Company may accelerate or defer any quarterly budgeted capital expenditure to the immediately preceding or succeeding fiscal quarter so long as the aggregate original budgeted capital expenditures for all affected fiscal quarters is not exceeded;
               (c) amend its certificate of incorporation, bylaws or similar organizational documents;

               (d) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock;
               (e) (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements, other than issuances of shares of Company Common Stock pursuant to Company Options outstanding on the date of this Agreement and disclosed in Section 3.2(a) of the Company Disclosure Letter, or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.1(e), except shares of Company Common Stock that are withheld to satisfy applicable tax withholding requirements;
               (f) (i) enter into, adopt, amend (except for such amendments as may be required by Law), renew or terminate any Company Benefit Plan or any other benefit plan or arrangement of the Company or any of its Subsidiaries, (ii) except as required by the terms of any Company Benefit Plan as in effect as of the date hereof, and except with respect to non-executive officer employees, independent contractors and consultants in the ordinary course of business consistent with past practices, increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee, independent contractor or consultant; provided, that no equity or equity-based grants shall be made, (iii) pay any benefit or amount not required under any Company Benefit Plan or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement, (iv) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former directors, officer, employee, independent contractor or consultant, (v) except as required to comply with any agreement or policy in existence as of the date of this Agreement in the ordinary course of business consistent with past practices, (A) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of any equity or equity-based awards), (B) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan, or (C) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan.
               (g) change in any material respect its methods of accounting in effect at December 31, 2009, except in accordance with changes in GAAP as concurred with by its independent auditors;
               (h) acquire an amount of assets material to the Company by merging or consolidating with, or by purchasing an equity interest in or all or a portion of the assets or business of, any Person, or by any other means, other than in the ordinary course of business consistent with past practices;

               (i) sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any assets, except for (A) the sale of inventory or the leasing of equipment in the ordinary course of business consistent with past practices and (B) sales to non-affiliated Persons in arms-length transactions for not less than fair market value, not less than book value, and not in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than sales of assets in the ordinary course of business resulting from equipment lost in hole;
               (j) mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Company Assets;
               (k) (i) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) if such payment, discharge or satisfaction would require any material payment, other than the payment, discharge or satisfaction of liabilities or obligations (A) in accordance with the terms of any Company Material Contract as in effect on the date of this Agreement or (B) in accordance with the following clause (ii), or (ii) compromise, settle, grant any waiver or release relating to any Litigation, other than settlements or compromises of Litigation in which the full amount to be paid is covered by insurance or in which the amount to be paid in excess of the applicable insurance coverage does not exceed $500,000 individually or $1,500,000 in the aggregate;
               (l) except pursuant to the terms of any Company Material Contract as in effect on the date of this Agreement insofar as such agreement is disclosed in Section 3.19, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any affiliate (provided that for the purpose of this clause (l) only, the term “affiliate” shall not include any employee of the Company or its Subsidiaries (as the case may be) other than directors and executive officers thereof and any employees who share the same household as any such directors and executive officers);
               (m) make or change any election relating to Taxes, amend any Return, settle or compromise any Tax liability or change its method of tax accounting, in each case in any material respect;
               (n) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);
               (o) (i) incur or assume any Indebtedness, except for any Indebtedness: (x) contemplated by the Company 2010/2011 Budget and incurred in the ordinary course of business consistent with past practices, (y) incurred under any credit agreement to which it or any of its Subsidiaries is a party and that is outstanding on the date hereof and disclosed in Section 5.1(o) of the Company Disclosure Letter, or (z) in an amount not exceeding $14,000,000 in the aggregate, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice and in no event exceeding $5,000,000 in the aggregate, (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees and customers in the ordinary course of business consistent with past practices and in no event exceeding $1,000,000 in the aggregate), or (iv) enter into any material commitments or transactions, except (A) as set forth in the Company 2010/2011 Budget and in the ordinary course of business consistent with past practices or (B) involving amounts not exceeding $1,000,000 in the aggregate;
               (p) enter into any agreement, understanding or commitment that materially restrains, limits or impedes its or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on its or any of its Subsidiaries’ activities;
               (q) enter into any material Contract other than in the ordinary course of business consistent with past practice, or modify or amend in any material respect, waive in any material respect or assign any of its rights or claims under, or terminate any material Contract to which it or any of its Subsidiaries is a party;
               (r) fail to maintain in full force and effect the existing insurance policies covering it and its Subsidiaries or their respective properties, assets and businesses or replacement policies that are comparable in all material respects, except to the extent such policies cease to be available on commercially reasonable terms; or
               (s) enter into any Contract or obligation to do any of the foregoing.
Notwithstanding anything in this Section 5.1 to the contrary, the Company shall not, nor shall it permit any of its Subsidiaries to, take or fail to take any action, which actions or failures to act, individually or in the aggregate, are intended to, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.
          Section 5.2 Interim Operations of Parent.
          Parent covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the business of the Parent and its Subsidiaries shall be conducted only in the ordinary course of business consistent in all material respects with past practices, and Parent shall use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries, and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors; and, except (1) as expressly contemplated by this Agreement, (2) for transactions between or among Parent and its Subsidiaries, (3) as required by applicable Law, (4) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), and (5) as set forth in Section 5.2 of the Parent Disclosure Letter, after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Parent shall not, nor shall it permit any of its Subsidiaries to:
               (a) with respect to Parent only, except to the extent required in order to comply with the rules and regulations of the OSE or the LSE, as applicable, amend its certificate of incorporation, bylaws or similar organizational documents;
               (b) with respect to Parent only, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock;
               (c) (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements, other than issuances of shares pursuant to stock options outstanding on the date of this Agreement and disclosed in Section 4.2(a) of the Parent Disclosure Letter, or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.2(c), except shares of capital stock that are withheld to satisfy applicable tax withholding requirements;
               (d) change in any material respect its methods of accounting in effect at December 31, 2009, except in accordance with changes in GAAP as concurred with by its independent auditors;
               (e) sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any assets, except for (A) the sale of inventory or the leasing of equipment in the ordinary course of business consistent with past practices and (B) sales to non-affiliated Persons in arms-length transactions for not less than fair market value, not less than book value, and not in excess of $1,000,000 individually or $3,000,000 in the aggregate;
               (f) (i) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) if such payment, discharge or satisfaction would require any material payment, other than the payment, discharge or satisfaction of liabilities or obligations (A) in accordance with the terms of any Parent Material Contract as in effect on the date of this Agreement or (B) in accordance with the following clause (ii), or (ii) compromise, settle, grant any waiver or release relating to any Litigation, other than settlements or compromises of Litigation in which the full amount to be paid is covered by insurance or in which the amount to be paid in excess of the applicable insurance coverage does not exceed $500,000 individually or $1,500,000 in the aggregate;

               (g) except pursuant to the terms of any Parent Material Contract as in effect on the date of this Agreement, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any affiliate (provided that for the purpose of this clause (g) only, the term “affiliate” shall not include any employee of Parent or its Subsidiaries (as the case may be) other than directors and executive officers thereof and any employees who share the same household as any such directors and executive officers);
               (h) with respect to Parent only, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);
               (i) (i) incur or assume any Indebtedness, except in the ordinary course of business consistent with past practices and except for Indebtedness incurred under any credit agreement to which it or any of its Subsidiaries is a party and that is outstanding on the date hereof and disclosed in Section 5.2(i) of the Parent Disclosure Letter, and in no event shall the amount so incurred or assumed exceed $1,000,000 in the aggregate, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice and in no event exceeding $1,000,000 in the aggregate;
               (j) fail to maintain in full force and effect the existing insurance policies covering it and its Subsidiaries or their respective properties, assets and businesses or replacement policies that are comparable in all material respects, except to the extent such policies cease to be available on commercially reasonable terms; or
               (k) enter into any Contract or obligation to do any of the foregoing.
Notwithstanding anything in this Section 5.2 to the contrary, Parent shall not, nor shall it permit any of its Subsidiaries to, take or fail to take any action, which actions or failures to act, individually or in the aggregate, are intended to, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.
          Section 5.3 Acquisition Proposals.
               (a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) not to, (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries with respect to, or the making or submission of, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate or engage in discussions or negotiations with, furnish any non-public information or data relating to the Company or any of its Subsidiaries or any of their respective assets to, or provide access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that has made an Acquisition Proposal or in contemplation of an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Required Vote, the Company and the Company Board may take any actions described in clause (ii) of this Section 5.3(a) with respect to a third party if (w) the Company has received a written Acquisition Proposal from such third party (and such Acquisition Proposal did not result from a breach of this Section 5.3(a), whether by the Company, any of its Subsidiaries or any of its or their respective Representatives), (x) the Company gives Parent the notice required by Section 5.3(e), (y) after receiving the advice of its financial advisors, the Company Board determines in good faith that such proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (z) the Company Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party would be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, provided that the Company shall not deliver any information to such third party without entering into a confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), and provided further that the Company makes available to Parent any non-public information concerning the Company or its Subsidiaries that is made available to any other Person or group in connection with any Acquisition Proposal that was not previously made available to Parent as promptly as practicable after its delivery to such Person. Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law; provided, however, that compliance with such rules shall not permit the Company to make an Adverse Recommendation Change other than in accordance with Section 5.3(c) or Section 5.3(c).
               (b) Except as provided herein, none of the Company, the Company Board or any committee of the Company Board shall (i) withdraw or withhold (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or withhold (or amend or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in the foregoing clauses (i) and (ii) being referred to as an “Adverse Recommendation Change”) or (iii) and the Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to, execute or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, (x) relating to or that could reasonably be expected to lead to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the penultimate sentence of Section 5.3(a)) (each an

“Acquisition Agreement”), or (y) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
               (c) Notwithstanding the foregoing, at any time prior to obtaining the Company Required Vote, and subject to the Company’s compliance at all times with the provisions of this Section 5.3 and Section 5.6, with respect to an Acquisition Proposal, the Company Board may make an Adverse Recommendation Change if (and only if) (i) a written Acquisition Proposal (that did not result from a breach of Section 5.3(a), whether by the Company, any of its Subsidiaries or any of its or their respective Representatives) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (ii) the Company Board determines in good faith after consultation with its legal and financial advisors that such Acquisition Proposal constitutes a Superior Proposal, (iii) the Company Board determines in good faith, after consultation with its outside counsel, that the failure to make such Adverse Recommendation Change would be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, (iv) the Company provides Parent five (5) Business Days’ prior written notice of its intention to take such action (a “Notice of Acquisition Proposal”), which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 5.3(e), provided that any material revisions to the Acquisition Proposal shall require a new Notice of Acquisition Proposal and an additional two (2) Business Days following the end of such five (5) Business Day period (or any extension thereof pursuant to this proviso) provided under this Section 5.3(c), and (v) at the end of the five (5) Business Day period described in clause (iv) (including any extension of such period required thereunder), the Company Board again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that the Acquisition Proposal constitutes a Superior Proposal and that the failure to make such Adverse Recommendation Change would be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.
               (d) Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving or relating to an Acquisition Proposal, from effecting an Adverse Recommendation Change described in clause (i) of Section 5.3(b) if (i) in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Company Board nor reasonably foreseeable at the date of this Agreement (and which change or development does not relate to an Acquisition Proposal) the Company Board determines in good faith after consultation with its outside legal counsel that not making such Adverse Recommendation Change would be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, (ii) the Company has notified Parent in writing, at least five days in advance of such Adverse Recommendation Change, that it is considering taking such action and specifying in reasonable detail the reasons therefor and (iii) during such five day period, the Company has considered and, at the reasonable request of Parent, engaged in good faith negotiations with Parent regarding, any changes or modifications to the terms and conditions of this Agreement that would allow the Company Board not to make such Adverse Recommendation Change consistent with its fiduciary duties.

               (e) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.3, as promptly as practicable after receipt thereof (but in any event within 24 hours after the Company’s receipt thereof), the Company shall advise Parent in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to Parent a detailed, written summary of all of the material terms, provisions and other information set forth in any materials (including any draft agreements) received by the Company in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company shall keep Parent reasonably informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any material changes to any terms and conditions thereof and detailed, written summaries of all of the material terms, provisions or other information set forth in any amended or additional documents received from or provided to any Person with respect to an Acquisition Proposal). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its reasonable best efforts to enforce any such agreement at the request of or on behalf of Parent.
               (f) For purposes of this Agreement, “Acquisition Proposal” shall mean any bona fide proposal (other than any proposal by Parent or Merger Sub or any of their respective Subsidiaries), whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitute 15% or more of the net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase by any Person or group of equity securities or capital stock of any class of the Company representing 15% or more of the total voting power of the Company (or of the surviving parent entity in any such transaction) or of equity securities or capital stock of any class of any Subsidiary of the Company representing 50% or more of the total voting power of such Subsidiary if the business of such Subsidiary constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or group beneficially owning equity securities or capital stock of any class of the Company representing 15% or more of the total voting power of the Company (or of the surviving parent entity in any such transaction) or equity securities or capital stock of any class of any Subsidiary of the Company representing 50% or more of the total voting power of such Subsidiary if the business of such Subsidiary constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal” shall mean any written Acquisition Proposal to purchase (x) 50% or more of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer or merger, or (y) assets of the Company that comprise 50% or more of the revenues and assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, in each case (A) which a majority of the Company Board determines in good faith (after consultation with its financial advisors, and taking into account all financial, legal and regulatory aspects of the Acquisition Proposal, any conditions to and the expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to the Company and its stockholders than the transactions contemplated hereby and any alternative transaction or changes to the terms of this Agreement proposed by Parent pursuant to Section 5.3(c), (B) which is reasonably likely to be consummated on its terms and (C) which is reasonably capable of being fully financed.
               (g) Immediately after the execution and delivery of this Agreement, the Company and its Subsidiaries will, and will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in Section 5.3(a) and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.
          Section 5.4 Access to Information and Properties.
               (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the authorized representatives of the other party, including officers, employees, accountants, counsel and other representatives of the other party, at such other party’s sole risk and expense, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, Contracts, books, records, data and personnel and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other parties all information concerning its business, properties and personnel as the other parties may reasonably request. Each of the Company and Parent agrees to review the foregoing information in a manner that does not interfere unreasonably with the operations of the other party or the other party’s Subsidiaries and with the prompt discharge by such other party’s employees of their duties. Each of the Company and Parent agrees to indemnify and hold the other party and the other party’s Subsidiaries harmless from any and all Claims and liabilities, including costs and expenses for the injury to or death of any its representatives and any loss or destruction of any property (including Claims or liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Company, Parent, their respective Subsidiaries, or their representatives, as applicable, during any visit to the business or property of the other party prior to the completion of the Merger, whether pursuant to this Section 5.4(a) or otherwise, other than any such Claims and liabilities arising out of or resulting from the negligence or wilful misconduct of the other party or its Subsidiaries. In addition, during such period, the Company and Parent shall, and shall cause each of their Subsidiaries to, use reasonable best efforts to cause its and their customers, suppliers, lenders and other creditors to be available to the other party, provided that the party seeking access to the customers, suppliers, lenders and other creditors of the other party shall consult with the other party prior to contacting such customers, suppliers, lenders and other creditors and shall not contact any such customer, supplier, lender or creditor to which the other party shall have reasonably objected. No party nor any of its Subsidiaries shall be required to provide access to or to disclose information if such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Company and Parent will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
               (b) From the date of this Agreement until the Effective Time, with the prior written consent of the Company, which shall not be unreasonably withheld, Parent and its authorized representatives, including engineers, advisors and consultants, lenders and financing sources, may, at Parent’s sole risk and expense, enter into and upon all or any portion of the Company Real Property in order to investigate and assess, as Parent reasonably deems necessary or appropriate, the environmental condition of the Company Real Property, the Company Assets or the businesses of the Company or any of its Subsidiaries (the “Parent Investigation”). Subject to the Company’s consent right set forth in the preceding sentence and the other provisions of this Section 5.4, the Parent Investigation may include an environmental site assessment, or similar or related investigation, and the Company and each of its Subsidiaries shall cooperate with Parent in conducting any such Parent Investigation, shall allow Parent full access to the Company’s and its Subsidiaries’ respective businesses, the Company Real Property and the Company Assets, and shall provide to Parent all plans, soil or surface or ground water tests or reports, and any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of the Company, its Subsidiaries, or any of their predecessors.
               (c) From the date of this Agreement until the Effective Time, with the prior written consent of Parent, which shall not be unreasonably withheld, the Company and its authorized representatives, including engineers, advisors and consultants, may, at the Company’s sole risk and expense, enter into and upon all or any portion of the Parent Real Property in order to investigate and assess, as the Company reasonably deems necessary or appropriate, the environmental condition of the Parent Real Property, the Parent Assets or the businesses of Parent or any of its Subsidiaries (the “Company Investigation”). Subject to Parent’s consent right set forth in the preceding sentence and the other provisions of this Section 5.4, the Company Investigation may include an environmental site assessment, or similar or related investigation, and Parent and each of its Subsidiaries shall cooperate with the Company in conducting any such Company Investigation, shall allow the Company full access to the Parent’s and its Subsidiaries’ respective businesses, the Parent Real Property and the Parent Assets, and shall provide to the Company all plans, soil or surface or ground water tests or reports, and any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of the Parent, its Subsidiaries, or any of their predecessors.
               (d) Parent and the Company shall, and shall cause their respective Subsidiaries to, hold any information obtained under this Section 5.4 subject to the provisions of the confidentiality agreement between the Company and Parent, dated as of June 23, 2010, as amended (the “Confidentiality Agreement”), and none of the Company, Parent or their respective Subsidiaries will use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.
               (e) Notwithstanding anything in this Section 5.4 to the contrary, (i) the Company shall not be obligated under the terms of this Section 5.4 to disclose to Parent or its representatives, or grant Parent or its representatives access to, information that is within the possession or control of the Company or its Subsidiaries but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and the Company, to the extent requested by Parent, will use its reasonable best efforts to obtain any such consent, and (ii) Parent shall not be obligated under the terms of this Section 5.4 to disclose to the Company or its representatives, or grant the Company or its representatives access to, information that is within the possession or control of Parent or its Subsidiaries but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and Parent, to the extent requested by the Company, will use its reasonable best efforts to obtain any such consent.
               (f) No investigation by Parent or the Company or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement, and no party to this Agreement shall be deemed to have made any representation or warranty to the other parties except as expressly set forth in this Agreement.
          Section 5.5 Further Action; Reasonable Best Efforts.
               (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, to effect all necessary registrations and filings, and to assist Parent and Merger Sub in obtaining the Financing. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

               (b) Without limiting the foregoing, the Company and Parent shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. Each of the Company and Parent shall use reasonable best efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.
               (c) Each party shall (i) take all actions necessary to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, Parent shall not be required to take any action to exempt any shareholder of the Company from any such Law.
               (d) Each of the parties hereto shall use its reasonable best efforts to prevent the entry of, and to cause to be discharged, vacated or terminated, any order, decree, ruling or injunction precluding, restraining, enjoining, delaying or prohibiting consummation of the Merger. Furthermore, if any Governmental Entity shall have issued any order, decree, ruling or injunction, or taken any other action, that would have the effect of restraining, enjoining or otherwise prohibiting, delaying or preventing the consummation of the transactions contemplated hereby, each of the parties hereto shall use its reasonable best efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.
               (e) Without limiting the foregoing, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to the Merger, (ii) give the other (or the other’s outside counsel) an opportunity to participate in each of such meetings, (iii) provide the other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) to or with a Governmental Entity relating to the Merger, and (iv) promptly provide each other with copies of all written communications to or from any Governmental Entity relating to the Merger. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.5(e) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.
               (f) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.
               (g) Notwithstanding anything in this Agreement to the contrary, the parties hereto will, as promptly as reasonably practicable, use their reasonable best efforts to make all necessary filings and notifications and other submissions and applications with respect to this Agreement and the transactions contemplated hereby to the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Act. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Exon-Florio Act. Such reasonable best efforts with respect to Parent shall not require Parent to agree, in a mitigation agreement for CFIUS approval or any other agreement with a U.S. Governmental Entity related to CFIUS approval, to terms and conditions which would, individually or in aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or Parent or a material adverse effect on any of the following with regard to Parent’s business in the United States as conducted on the date hereof: its operations, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities or results of operations, (y) materially impair Parent’s control over the Company or Parent’s business in the United States as conducted on the date hereof, or (z) materially impair Parent’s ability to compete in the United States through the products and services offered or planned to be offered by the Company or Parent in the United States.
               (h) Notwithstanding the foregoing provisions of this Section 5.5, neither Parent nor Merger Sub shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other conditions or restriction with respect to) any assets or operations of Parent, Merger Sub or any of their respective affiliates or of the Company or any of its Subsidiaries if such action would reasonably be expected to result, after giving effect to the receipt of any reasonably expected proceeds of any divestiture or sale of assets, in a Material Adverse Effect on the Company or Parent.
          Section 5.6 Proxy Statement; Form F-4; Stockholders’ Meeting.
               (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall cooperate in preparing and filing with the SEC, in connection with the Merger, a proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”), the F-4, in which the Proxy Statement will be included as a prospectus, and, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Merger Sub shall use their respective reasonable best efforts to furnish the information required to be included by the SEC in the Proxy Statement, the F-4 and any such statement or schedule. Each of the Company and Parent shall give the other and its counsel a reasonable opportunity to review and comment on the Proxy Statement, the F-4 and any such statement or schedule, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to stockholders of the Company, and shall also give the other and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and comments from the SEC prior to their being filed with, or sent to, the SEC. Each of the Company and Parent shall use its reasonable best efforts to cause the F-4 to be declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall as promptly as practicable thereafter mail the Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
               (b) The information supplied by the Company, Parent and Merger Sub or any of their respective affiliates for inclusion in the F-4 shall not, at the time the F-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company, Parent and Merger Sub or any of their respective affiliates for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed to the stockholders of the Company, at the time of the Company’s Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Company, Parent and Merger Sub or any of their respective affiliates, or its or their respective officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment to the F-4 or a supplement to the Proxy Statement, the Company or Parent shall promptly inform the other thereof in writing, and the Company and Parent shall cooperate in preparing and filing such amendment or supplement with the SEC, use their reasonable best efforts to cause such amendment or supplement to become effective as promptly as possible and, if necessary, mail such amendment or supplement to the stockholders of the Company. All documents that the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act.
               (c) The Company, acting through the Company Board, shall, in accordance with its certificate of incorporation and bylaws, the rules and regulations of the NYSE, and applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the F-4 becomes effective (and in no event later than 45 days after such date), a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement, including approval of the Amendment (such meeting, including reconvened meeting held following any postponement or adjournment thereof, the “Special Meeting”), and shall, except as otherwise provided in Section 5.3(c) or (d), (i) recommend adoption of this Agreement (the “Company Board Recommendation”) and approval of the Amendment and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such adoption and approval. Notwithstanding any Adverse

Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal, or any other fact or circumstance, this Agreement shall be submitted to the stockholders of the Company at the Special Meeting for the purpose of adopting this Agreement, with such disclosures as shall be required by applicable Law; provided that any such statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or disclosure (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act shall not constitute an Adverse Recommendation Change), and no Acquisition Proposal shall be presented to the stockholders of the Company at the Special Meeting or any other meeting of the Company’s stockholders. At any Special Meeting following any such Adverse Recommendation Change, the Company may submit this Agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of this Agreement by the Company Board may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto.
          Section 5.7 Notification of Certain Matters. The Company, Parent and Merger Sub shall each give prompt notice to the other parties hereto of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties under this Agreement. In addition, the Company shall give prompt notice to Parent of any fact, event or circumstance known to the Company that is reasonably likely, individually or taken together with all other facts, events and circumstances known to the Company, to result in a Material Adverse Effect on the Company; and Parent shall give prompt notice to the Company of any fact, event or circumstance known to Parent that is reasonably likely, individually or taken together with all other facts, events and circumstances known to Parent, to result in a Material Adverse Effect on Parent.
          Section 5.8 Directors’ and Officers’ Insurance and Indemnification.
               (a) From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, subject to applicable Law, comply with the obligations of the Company under the certificate of incorporation and bylaws of the Company and the indemnification agreements between the Company and its directors and officers, in each case as in effect immediately prior to the Effective Time and disclosed in Section 5.8 of the Company Disclosure Letter.
               (b) From and after the Effective Time, each of the Surviving Corporation and Parent shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and any of its Subsidiaries in such capacities (“Indemnified Parties”) to the fullest extent permitted by applicable Law against any losses, damages, expenses (including reasonable attorneys’ fees) or liabilities arising out of or resulting from any threatened or actual claim, action, investigation, suit or proceeding (a “Claim”) that is based in whole or in part on the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and that arises out of or relates to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time (including any such Claim arising out of or relating to this Agreement or the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, and shall, jointly and severally, pay any expenses to each Indemnified Party, as incurred, in advance of the final disposition of any such Claim to the fullest extent permitted by applicable Law. Each Indemnified Party will be entitled to receive such advances from Parent or the Surviving Corporation within ten Business Day of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor, provided that, if required by applicable Law, any Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.
               (c) In the event any Indemnified Party becomes involved in any capacity in any Claim based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall have the right to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Parties and upon such assumption the Surviving Corporation shall not be liable to such Indemnified Party for any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than the reasonable legal expenses (taking into account the reduced role) incurred by one additional counsel of such Indemnified Party to monitor such defense, except that if the Surviving Corporation elects not to assume such defense or counsel for any Indemnified Party reasonably advises the Surviving Corporation that there are issues that raise conflicts of interest between the Surviving Corporation and such Indemnified Party, such Indemnified Party may retain counsel reasonably satisfactory to him or her after consultation with the Surviving Corporation, and the Surviving Corporation shall as promptly as practicable pay the reasonable fees and expenses of such counsel for such Indemnified Party, (ii) the Surviving Corporation shall in all cases be obligated pursuant to this Section 5.8(c) to pay for only one firm of primary counsel and one firm of local counsel for all Indemnified Parties, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) and (iv) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such Claim, shall promptly notify the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 5.8 except to the extent such failure to notify materially prejudices the Surviving Corporation. The Surviving Corporation’s obligations under this Section 5.8 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.
               (d) No Indemnified Party shall settle any Claim without the prior written consent of the Surviving Corporation (such consent not to be unreasonably withheld, delayed or conditioned), nor shall the Surviving Corporation settle any Claim unless (i) all Indemnified Parties against whom such Claim was made have consented to such settlement in writing (such consent not to be unreasonably withheld, delayed or conditioned), or (ii) such settlement includes an unconditional general release from the party making the Claim for all Indemnified Parties against whom such Claim was made and does not include any findings of fact or admissions of fault or culpability as to any Indemnified Party against whom such Claim was made. The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.
               (e) Prior to the Closing, the Company shall purchase, and after the Effective Time the Surviving Corporation shall maintain, directors’ and officers’ liability insurance covering, for a period of six years after the Effective Time, the directors and officers of the Company and its Subsidiaries who are currently covered by the Company’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the date of this Agreement; provided, however, that the aggregate annual premiums for such insurance at any time during such period shall not exceed 250% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement. In the event that the annual premium for such insurance exceeds such maximum amount, the Company shall purchase as much coverage per policy year as is reasonably available for such maximum amount.
          Section 5.9 Publicity. On the date this Agreement is executed (or if executed after the close of business in the U.S., prior to the opening of the NYSE on the next day), Parent and the Company shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby. Except as may be required by applicable Law, order or any listing agreement with or rule of any regulatory body, national securities exchange or association, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.
               (b) No party shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties with a written copy of the text of such release or statement and obtaining the consent of the other parties to such release or statement, which consent will not be unreasonably withheld or delayed. The consent provided for in this Section 5.9 shall not be required if the delay would preclude the timely issuance of a press release or public statement required by Law or applicable regulations. The provisions of this Section 5.9 shall not be construed as limiting the parties from communications consistent with the purposes of this Agreement, including but not limited to seeking the regulatory and stockholder approvals contemplated hereby.
          Section 5.10 Financing. Parent shall use its reasonable best efforts to obtain and effectuate the Financing. Parent shall use its reasonable best efforts to keep the Company reasonably informed with respect to all material developments concerning the Financing contemplated by the Commitment Letter. Without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would reasonably be expected to impair, delay or prevent the consummation of the transactions contemplated by this Agreement. Parent shall use commercially reasonable efforts to enforce its rights under the Commitment Letter.
               (b) The Company shall, and shall cause its Subsidiaries and its and their respective officers and employees to, and shall use its reasonable best efforts to cause its advisors and accountants to, provide reasonable and customary cooperation with Parent and its affiliates in connection with the Parent Equity Offering and the arrangement of the Financing and any other financing that Parent, in its reasonable discretion, deems necessary to fund the transaction, including providing access to documents, personnel and facilities, participating in meetings, due diligence sessions, road shows, rating agency presentations, the preparation of offering memoranda, private placement memoranda, prospectuses, rating agency presentations, other marketing material and similar documents, obtaining comfort letters from the Company’s accountants (which comfort letters shall be customary in form, scope and substance), and obtaining legal opinions from the Company’s outside counsel (which legal opinions shall be customary in form, scope and substance), as may be reasonably requested by Parent.
          Section 5.11 Stock Exchange Listing. Parent shall apply for a listing on either the Oslo Stock Exchange (the “OSE”), or at the option of Parent, the London Stock Exchange (the “LSE”), for all Parent Common Shares, including the Parent Common Shares to be issued in the Merger and the Parent Common Shares to be issued in the Parent Equity Offering, and shall use its reasonable best efforts to obtain such listing prior to the Effective Time. Parent shall use its reasonable best efforts to keep the Company reasonably informed with respect to all material developments concerning the listing on the OSE and the Parent Equity Offering, including, but not limited to, providing access to drafts and final versions of the pre-listing report, the listing application and the prospectus.
          Section 5.12 Employee Benefits.
               (a) Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time who remain employed with Parent or any of its Subsidiaries (“Affected Employees”), for a period of one year, employee benefits (i) pursuant to the Company Benefit Plans substantially as in effect immediately prior to the Effective Time or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any of its Subsidiaries provided to similarly situated employees of Parent (it being understood that inclusion of Affected Employees in the employee benefit plans of Parent or its Subsidiaries may occur at different times with respect to different plans) on terms no less favorable in the aggregate than the employee benefits provided to similarly situated employees of Parent.
               (b) Parent shall, or shall cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under (but not for accrual of defined benefit pension purposes) any employee benefit and compensation plans or arrangements maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries for such Affected Employees’ service with the Company or any Subsidiary of the Company (or any predecessor entity) to the same extent that such service was credited for purposes of any comparable employee benefit plan of the Company or any of its Subsidiaries immediately prior to the Effective Time.
               (c) Parent shall, or shall cause the Surviving Corporation to use its commercially reasonable efforts to, cause its third-party insurance providers or third-party administrators to, (i) waive all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to Affected Employees or their covered dependents under any medical, dental, vision or other welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any comparable Company Benefit Plan that is a welfare benefit plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time during the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible, coinsurance or out-of-pocket requirements under any medical, dental, vision or other welfare benefit plans that such employees and their covered dependents are eligible to participate in after the Effective Time.
               (d) Following the Effective Time, Parent shall honor, fulfill and discharge and shall cause the Surviving Corporation to honor, fulfill and discharge in accordance with their terms the Company Benefit Plans (as in effect as of the Effective Time); provided, however, that nothing herein shall prevent Parent from amending or terminating any Company Benefit Plans in accordance with the terms of such plans.
               (e) Nothing contained in this Section 5.12 or any other provision of this Agreement shall (i) be construed to create any third-party beneficiary rights in any Affected Employee or former employee of the Company or its Subsidiaries (including any dependent thereof) or any person other than the parties to this Agreement or any right to employment or continued employment for any specified period or to a particular term or condition of employment with Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries, (ii) require Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries to continue any specific employee benefit plans, (iii) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, or (iv) limit the ability of the Company or any of its Subsidiaries, or following the Closing, Parent, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.
          Section 5.13 Tax Matters.
               (a) Parent and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(e) and Section 6.3(e) hereof and to obtain a ruling from the IRS under Treasury Regulation Section 1.367(a)-3(c)(9) to the effect that the Merger will not be subject to Section 367(a)(1) of the Code (the “IRS Ruling”). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).
               (b) Parent and the Company shall jointly cooperate in connection with the Company’s request for the IRS Ruling and shall promptly provide all information in connection with the IRS Ruling request. The preparation of the IRS Ruling request, and any oral or written communication with the IRS, shall be conducted jointly by the Company and Parent.
               (c) Officers of Parent, Merger Sub and the Company shall execute and deliver to Andrews Kurth LLP (“Andrews Kurth”), tax counsel for the Company, and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), tax counsel for Parent, certificates substantially in the form agreed to by the parties and such law firms by the Closing Date, in connection with such tax counsel’s respective delivery of opinions pursuant to Section 6.2(e) and Section 6.3(e) hereof. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(c).
               (d) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Merger Sub and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the Merger.
               (e) With respect to the Merger, Parent will file or cause to be filed the statement described in Treasury Regulation Section 1.367(a)-3(c)(6).

ARTICLE VI
CONDITIONS
          Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger.
          The respective obligation of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):
               (a) This Agreement shall have been duly and validly approved and adopted by the Company Required Vote;
               (b) No statute, rule, order, decree or regulation shall have been issued, enacted, enforced, entered or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins, prevents or otherwise prohibits the consummation of the Merger, imposes any material restrictions on the parties hereto with respect to consummation of the Merger or makes the Merger illegal; provided, however, that, prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 5.5, including using its reasonable best efforts to have any such statute, rule, order, decree or regulation vacated, lifted or otherwise rendered ineffective;
               (c) (i) Any applicable waiting period under the HSR Act (including extensions thereof) shall have expired or been terminated, (ii) CFIUS or the President of the United States shall have issued a written notice to the parties that CFIUS has made a determination that the transaction(s) contemplated by this Agreement do not present any unresolved national security concerns, and (iii) other than filing the Certificate of Merger in accordance with the DGCL, all other authorizations, permits, consents and approvals of all Governmental Entities required to be obtained prior to the Effective Time to consummate the Merger shall have been obtained, except in the case of this clause (iii) for such authorizations, permits, consents, and approvals absence of which, individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, the Company, or, assuming the Merger has taken place, the Surviving Corporation; provided, however, that the provisions of this Section 6.1(c) shall not be available to any party hereto whose failure to fulfill its obligations under Section 5.5 shall have been the cause of, or shall have resulted in, the failure to obtain any authorization, permit, consent or approval described in this Section 6.1(c);
               (d) The F-4 shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, no stop order suspending such effectiveness of the F-4 shall be issued or in effect and no proceedings for such purpose shall be pending before or threatened by the SEC, and any and all necessary approvals under state securities Laws relating to the issuance or trading of the Parent Common Shares to be issued in the Merger shall have been received;

               (e) All material consents and approvals of any Person necessary to the consummation of the Merger contemplated by this Agreement, including consents and approvals from parties to loans (other than those required under the Company Debt Documents), contracts, leases or other agreements shall have been obtained, and a copy of each such consent and approval shall have been provided to Parent at or prior to the Closing.
          Section 6.2 Conditions to the Obligation of the Company to Effect the Merger.
          The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
               (a) (i) The representations and warranties of each of Parent and Merger Sub set forth in Section 4.1, Section 4.2 and Section 4.3 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of each of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.3) shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (ii) for any failures of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent or the Surviving Corporation;
               (b) Each of Parent and Merger Sub shall have performed in all material respects each of its material covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement;
               (c) The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to the effect that the conditions in clauses (a) and (b) above have been so satisfied;
               (d) From the date of this Agreement through the Effective Time, there shall not have occurred any events, circumstances or developments that, individually or in the aggregate, have had a Material Adverse Effect on the Parent or the Merger Sub;
               (e) The Company shall have received the opinion of Andrews Kurth, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective

Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.2(e), Andrews Kurth shall have received and may rely upon the certificates and representations referred to in Section 5.13(c) hereof. After the Company Required Vote, the Company shall not waive receipt of a tax opinion from Andrews Kurth as a condition to Closing unless further approval of the shareholders of the Company is obtained with appropriate disclosure;
               (f) The Parent Common Shares shall have been listed on the OSE; and
               (g) A Parent Equity Offering shall have been consummated.
               (h) Parent shall have received the cash proceeds of the Financing.
          Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger.
          The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
               (a) (i) The representations and warranties of the Company set forth in Section 3.1, Section 3.2 and Section 3.3 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.3) shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (ii) for any failures of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Material Adverse Effect on the Company;
               (b) The Company shall have performed in all material respects each of its material covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement;
               (c) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions in clauses (a) and (b) above have been so satisfied;

               (d) From the date of this Agreement through the Effective Time, there shall not have occurred any events, circumstances or developments that, individually or in the aggregate, have had a Material Adverse Effect on the Company;
               (e) Parent shall have received the opinion of Skadden Arps, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.3(e), Skadden Arps shall have received and may rely upon the certificates and representations referred to in Section 5.13(c) hereof. After the Company Required Vote, Parent shall not waive receipt of a tax opinion from Skadden Arps as a condition to Closing unless further approval of the shareholders of the Company is obtained with appropriate disclosure;
               (f) The number of Dissenting Shares shall not exceed 10.0% of the outstanding shares of Company Common Stock;
               (g) As of the Closing Date, the Debt Ratio of the Company is equal to or less than (a) 5.50, if the Closing Date is on or before December 31, 2010, (b) 5.00, if the Closing Date is on or after January 1, 2011 and on or before March 31, 2011 or (c) 4.00, if the Closing Date is on or after April 1, 2011; and
               (h) There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to prohibit or limit in any material respect the ownership or operation by the Company, Parent, Merger Sub or any of their respective affiliates of a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement.
ARTICLE VII
TERMINATION
          Section 7.1 Termination.
          Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after obtaining the Company Required Vote (except as expressly provided otherwise below):
               (a) By the mutual consent of Parent and the Company in a written instrument.

               (b) By either the Company or Parent upon written notice to the other, if:
               (i) the Merger shall not have been consummated on or before February 28, 2011 (the “Outside Date”); provided, however, that if (A) the Merger has not been consummated by the Outside Date by reason of the non-satisfaction of the conditions set forth in Section 6.1(c) and/or Section 6.2(f) and (B) all other conditions set forth in ARTICLE VI have theretofore been satisfied or, to the extent legally permissible, waived, or are then capable of being promptly satisfied, then the Outside Date shall be May 31, 2011; and provided, further, that neither the Company nor Parent shall be entitled to terminate this Agreement pursuant to this Section 7.1(b)(i) if the Company (if the Company is the party seeking termination) or Parent or Merger Sub (if Parent is the party seeking termination) has failed to fulfill any material obligation under this Agreement or otherwise materially breached this Agreement and such failure or breach has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;
               (ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making consummation of the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable; provided that neither the Company nor Parent shall be entitled to terminate this Agreement pursuant to this Section 7.1(b)(ii) if the Company (if the Company is the party seeking termination) or Parent or Merger Sub (if Parent is the party seeking termination) directly or indirectly initiated such action or failed to comply in all material respects with its obligations under Section 5.5);
               (iii) the stockholders of the Company fail to approve and adopt this Agreement by the Company Required Vote at the Special Meeting; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(iii) if it has breached any of its obligations under Section 5.3 or Section 5.6;
               (iv) there shall have been a breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach or inaccuracy, by its nature, cannot be cured prior to the Closing; provided that neither the Company or Parent shall be entitled to terminate this Agreement pursuant this Section 7.1(b)(iv) if the Company (if the Company is the party seeking termination) or Parent or Merger Sub (if Parent is the party seeking termination) is then in material breach of any representation, warranty, covenant or other agreement contained herein; and provided, further, that neither party shall be entitled to terminate this Agreement pursuant to this Section 7.1(b)(iv) unless the breach or inaccuracy of representation or warranty, together with all other such breaches and inaccuracies, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 6.3(a) (in the case of a breach or inaccuracy of representation or warranty by the Company) or Section 6.2(a) (in the case of a breach or inaccuracy of representation or warranty by Parent or Merger Sub); or
               (v) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing; provided that neither the Company or Parent shall be entitled to terminate this Agreement pursuant this Section 7.1(b)(v) if the Company (if the Company is the party seeking termination) or Parent or Merger Sub (if Parent is the party seeking termination) is then in material breach of any representation, warranty, covenant or other agreement contained herein.
               (c) By Parent, upon written notice to the Company:
               (i) if prior to obtaining the Company Required Vote (A) an Adverse Recommendation Change shall have occurred or the Company Board or any committee thereof shall have resolved to make an Adverse Recommendation Change or (B) the Company Board shall fail to publicly reaffirm the Company Board Recommendation within three Business Days of receipt of Parent’s written request at any time when an Acquisition Proposal shall have been made and not publicly rejected by the Company Board (provided that such three Business Day period shall be extended for an additional three Business Days following any material modification to such Acquisition Proposal occurring after receipt of Parent’s written request); or
               (ii) if there has been a Material Adverse Effect on the Company that (A) would cause a failure of the condition described in Section 6.3(d) and (B) is incapable of being cured by the Outside Date or is not cured by the Company within 30 days following receipt of written notice from Parent of such Material Adverse Effect on the Company.
               (d) By the Company, upon written notice to the Parent, if there has been a Material Adverse Effect on Parent that (A) would cause a failure of the condition described in Section 6.2(d) and (B) is incapable of being cured by the Outside Date or is not cured by Parent within 30 days following receipt of written notice from the Company of such Material Adverse Effect on Parent.
          Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 7.2, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.
ARTICLE VIII
MISCELLANEOUS
          Section 8.1 Fees and Expenses.
          Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.
          Section 8.2 Amendment; Waiver.
               (a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after obtaining the Company Required Vote, but after obtaining the Company Required Vote no amendment shall be made without the approval of the stockholders of the Company if such amendment (i) requires a stockholder vote under applicable Law or the Company’s listing agreement with the NYSE or (ii) alters or changes (A) the Merger Consideration, (B) any term of the Certificate of Incorporation or (C) any terms or conditions of this Agreement in any way that materially adversely affects, or would reasonably be expected to materially adversely affect, the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by an authorized representative on behalf of each of the parties hereto.
               (b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document, certificate or writing delivered pursuant hereto by the other parties hereto, and (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by an authorized representative on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties hereto, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

          Section 8.3 Survival. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of Parent and Merger Sub (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those that, by their terms, contemplate a shorter survival period).
          Section 8.4 Notices.
          All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) personal delivery (effective upon such delivery), addressed at the following addresses (or at such other address for a party as shall be specified by like notice):
               (a) if to the Company, to:
Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Telephone: 713-369-0550
Facsimile: 281-768-3891
Attention: Theodore F. Pound III
General Counsel and Secretary
with a copy to:
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Telephone: 713-220-4200
Facsimile: 713-220-4285
Attention: Henry Havre
and
               (b) if to Parent or Merger Sub, to:
Seawell Limited
c/o Seawell Americas Inc.
11125 Equity Drive, Suite 200
Houston, Texas 77041
Telephone: 713-856-4222
Attention: Max L. Bouthillette
Executive Vice President and General Counsel

with copies to:
Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, TX 77002
Telephone: 713-655-5100
Facsimile: 713-655-5200
Attention: Frank E. Bayouth
          Section 8.5 Interpretation; Definitions. When a reference is made in this Agreement to Articles, Sections, subsections or other subdivisions, Schedules or Exhibits, such reference shall be to the corresponding Articles, Sections, subsections or other subdivisions, Schedules or Exhibits, respectively, of this Agreement, unless otherwise indicated. The words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereto,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article” and “this Section,” and words of similar import, refer only to the Article and Section hereof in which such words occur. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The words “affiliate” or “affiliates” when used in this Agreement shall have the meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to them in Rule 13d-3 under the Exchange Act. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 12, 2010.
          The following terms have the following definitions:
               (a) “Business Day” means any day other than Saturday, Sunday or any day on which banks are required or authorized by U.S. federal Law to close in the State of New York.
               (b) “Company 2010/2011 Budget” means the Company’s 2010/2011 budget, in the form delivered by the Company to Parent immediately prior to the date of this Agreement.
               (c) “Company Debt Documents” means (i) the Indenture, dated as of January 18, 2006, among the Company, certain guarantors and Wells Fargo Bank, N.A., (ii) the Indenture, dated as of January 29, 2007, among the Company, certain guarantors and Wells Fargo Bank, N.A., and (iii) the Second Amended and Restated Credit Agreement, dated as of April 26, 2007, among the Company, Royal Bank of Canada, as administrative agent and collateral agent, RBC Capital Markets, as lead arranger and sole bookrunner, and certain lenders party thereto, as amended.

               (d) “Company Lease” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.
               (e) “Company Leased Real Property” means the real property leased by the Company or any of its Subsidiaries pursuant to the Company Leases.
               (f) “Company Owned Real Property” means the real property, including oil, gas and mineral rights, and interests in real property, owned by the Company and its Subsidiaries.
               (g) “Company Real Property” means the Company Owned Real Property and the Company Leased Real Property.
               (h) “Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the HSR Act.
               (i) “Contract” means any agreement, arrangement, commitment or instrument, written or oral, including any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.
               (j) “Debt Ratio” means, as of a given time, the ratio of the Company’s Net Debt over the LTM 12-month Adjusted EBITDA.
               (k) “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
               (l) “Employment and Withholding Taxes” means any U.S. federal, state or local or non-U.S. employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of the Company and its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

               (m) “Financing” means debt financing in the amounts set forth in the Commitment Letter and on terms not less favorable to the borrower than those set forth in the Commitment Letter.
               (n) “Indebtedness” of any Person means and includes any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees or other contingent liabilities with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any Indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practices and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.
               (o) “knowledge” means, with respect to any Person, within the actual conscious awareness of the executive officers of such Person and any manager(s) of such Person who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers, in each case after reasonable inquiry.
               (p) “Liens” means any mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, lien, license, lease, sublease, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.
               (q) “Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, at law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

               (r) “LTM 12-month Adjusted EBITDA” has the meaning set forth in Section 8.5(r) of the Parent Disclosure Letter.
               (s) “Material Adverse Effect” means, with respect to any Person, any fact, circumstance, effect, event, change, development, condition or occurrence that, individually or in the aggregate with all other facts, circumstances, effects, events, changes, developments, conditions or occurrences, has had, or would be reasonably likely to have or result in, a material adverse effect on the assets, properties, business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or that would be reasonably likely to prevent, materially delay or materially impair the ability of such Person to consummate the Merger in the timeframe contemplated hereby, but shall not include any fact, circumstance, effect, event, change, development, condition or occurrence to the extent that it results from (a) changes or conditions generally affecting the industry in which such Person and its Subsidiaries operate, (b) changes in the economy or the financial, securities or credit markets in the U.S. or elsewhere in the world, or natural disasters or other acts of God, any regulatory or political conditions or developments, or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism or insurrection, whether occurring before or after the date hereof, unless any such change disproportionately affects the assets, properties, business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, relative to other industry participants (in which case the extent of such disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect), (c) the negotiation or performance of this Agreement, the announcement of the execution of this Agreement or the consummation or the pendency of the Merger (including, and solely by way of example, the direct and substantiated effect of the public announcement of this Agreement or the Merger on the relationships of such Person or any of its Subsidiaries with customers, suppliers, distributors or employees); provided, however, that clause (c) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 3.3(a) and Section 4.3(a), (d) fluctuations in the price or trading volume of shares of any trading stock of such Person (provided, however, that the exception in this clause (d) shall not prevent or otherwise affect a determination that any facts, circumstances, effects, events, changes, developments, conditions or occurrences underlying such fluctuation have resulted in, or contributed to, a Material Adverse Effect with respect to such Person), (e) changes in applicable Law, rules or regulations or in GAAP (or the interpretation thereof) after the date hereof, (f) any legal proceedings initiated by any of the current or former stockholders of such Person (or on their behalf or on behalf of such Person) and related to this Agreement or any of the transactions contemplated hereby, (g) any failure by such Person to meet any published analyst estimates or expectations regarding such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations (provided, however, that the exception in this clause (g) shall not prevent or otherwise affect a determination that any facts, circumstances, effects, events, changes, developments, conditions or occurrences underlying such failure have resulted in, or contributed to, a Material Adverse Effect), (h) any change or announcement of a potential change in the credit rating of any Person or any of its

Subsidiaries, or (i) any adverse change in any industry analyst’s recommendation with respect to any trading stock of such Person (provided, however, that the exception in this clause (i) shall not prevent or otherwise affect a determination that any facts, circumstances, effects, events, changes, developments, conditions or occurrences underlying such change have resulted in, or contributed to, a Material Adverse Effect), unless in the case of each of clauses (a), (b), (d) and (e), any such change or condition disproportionately affects the assets, properties, business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, relative to other industry participants (in which case the extent of such disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect).
               (t) “Net Debt” has the meaning set forth in Section 8.5(t) of the Parent Disclosure Letter.
               (u) “Parent Equity Offering” means a broadly-distributed underwritten public offering and sale of Parent Common Shares on the OSE or, at the option of Parent, the LSE, which yields at least $100,000,000 (based on then-prevailing exchange rates) of gross proceeds to Parent; provided, however, that no such offering shall constitute a Parent Equity Offering unless it satisfies the conditions set forth in Section 8.5(u) of the Parent Disclosure Letter.
               (v) “Parent Lease” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Parent or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.
               (w) “Parent Leased Real Property” means the real property leased by Parent or any of its Subsidiaries pursuant to the Parent Leases.
               (x) “Parent Owned Real Property” means the real property, including oil, gas and mineral rights, and interests in real property, owned by Parent and its Subsidiaries.
               (y) “Parent Real Property” means the Parent Owned Real Property and the Parent Leased Real Property.
               (z) “Permit” means any permit, license, waiver, concession, grant, registration, variance, exemption, authorization, operating certificate, franchise, order or approval issued by any Governmental Entity.
               (aa) “Permitted Liens” means (i) Liens reserved against or identified in the Company Balance Sheet or the Parent Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, (iii) operators’, vendors’ suppliers’ carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, or construction Liens (during repair or upgrade period) or other like Liens arising by operation of Law in the ordinary course of business or statutory landlord’s Liens, each of which is in respect of obligations hat have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, (iv) Liens described in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, (v) in the case of the Company, Liens securing the Second Amended and Restated Credit Agreement, dated as of April 26, 2007, among the Company, Royal Bank of Canada, as administrative agent and collateral agent, RBC Capital Markets, as lead arranger and sole bookrunner, and the lenders party thereto, as amended (the “Company Credit Agreement”), and (vi) those Liens that, individually or in the aggregate with all other Permitted Liens, do not and are not reasonably likely to materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, and in each case taken as a whole as currently used.
               (bb) “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity.
               (cc) “Predecessor Claims” means “Claims” and “Other Product Liability Claims” as such terms are defined in the Reorganization Plan and includes any and all actions, causes of action, suits, claims, demands, debts, damages, liabilities, obligations, injuries, right to payment, costs and expenses in any way based upon or arising from any event, act, conduct or omission giving rise thereto that occurred prior to the Consummation Date of the Reorganization Plan (as defined in the Reorganization Plan), including, without limitation, the Debtors’ production or manufacture in whole or in part and/or sale of products occurring prior to the Consummation Date of the Reorganization Plan, or any exposure to such products (including Hazardous Substances contained in or forming a part of, or used in the manufacture of, such products).
               (dd) “reasonable best efforts” means best efforts in accordance with reasonable commercial practices, without incurring unreasonable expense.
               (ee) “Reorganization Plan” means that certain Amended and Restated Joint Plan of Reorganization, dated September 14, 1998, in the Debtors’ Chapter 11 Cases.
               (ff) “Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
               (gg) “Subsidiary” means, with respect to any Person, any other Person of which 50% of more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person or which is otherwise consolidated with such Person for financial reporting purposes.

               (hh) “Tax” means any U.S. federal, state or local, non-U.S. or other tax, import, duty or other governmental charge or assessment or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.
               Section 8.6 Headings; Schedules. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section of the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.
               Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.
               Section 8.8 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.
               Section 8.9 Severability. The provisions of this Agreement will be severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Subject to the preceding sentence, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable, provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
               Section 8.10 Governing Law and Venue. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each of the parties hereby irrevocably submits to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, and in respect of the transactions contemplated hereby, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement may not be enforced in or by such Chosen Courts, and each of the parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. Each of the parties hereby consents to and grants any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.4 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.
               Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties and any such attempted assignment without such consent shall be immediately null and void. Notwithstanding the foregoing, each of Parent and Merger Sub may assign this Agreement to any of its wholly owned Subsidiaries, provided that such Subsidiary executes a counterpart to this Agreement pursuant to which it expressly assumes all of the representations, warranties, agreement, obligations and covenants of Merger Sub hereunder and that no such assignment shall relieve Parent of any of its agreements, obligations or covenants hereunder.
               Section 8.12 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party to this Agreement and their permitted assignees and successors, and (other than Section 5.8, Section 5.12 and Section 8.11) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.
               Section 8.13 Specific Performance; Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the parties hereto shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.
               Section 8.14 Waiver of Jury Trial. Each of the parties to this Agreement hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.14.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SEAWELL LIMITED
By:	/s/ Jorgen Peter Rasmussen
	Name:	Jorgen Peter Rasmussen
	Title:	Chairman

WELLCO SUB COMPANY
By:	/s/ Jorgen Peter Rasmussen
	Name:	Jorgen Peter Rasmussen
	Title:	Chairman

ALLIS-CHALMERS ENERGY INC.
By:	/s/ Munawar H. Hidayatallah
	Name:	Munawar H. Hidayatallah
	Title:	Chairman and Chief Executive Officer

EXHIBIT A
VOTING AGREEMENT
VOTING AGREEMENT
          THIS VOTING AGREEMENT (this “Agreement”) is dated as of August 12, 2010, between Lime Rock Partners V, L.P., a Cayman Island exempted limited partnership (the “Stockholder”), on the one hand, and Seawell Limited, a Bermuda corporation (“Sea”), on the other hand.
W I T N E S S E T H:
          WHEREAS, concurrently with the execution and delivery of this Agreement, Sea, Wellco Sub Company, a Delaware corporation and a wholly owned subsidiary of Sea (“Merger Sub”), and Allis Chalmers Energy Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), providing that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will be merged with and into Merger Sub (the “Merger”), each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted, at the election of the holder thereof, into either 1.15 common shares, par value $2.00 per share, of Sea (“Sea Common Shares”), subject to adjustment as provided in the Merger Agreement, or $4.25 in cash, subject to pro ration as provided in the Merger Agreement;
     WHEREAS, the Stockholder owns of record and possesses legal title to 19,889,044 shares of Company Common Stock and 36,393 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”), which on an as-converted basis represents, together with such shares of Company Common Stock, approximately 39.4% of the outstanding Company Common Stock (collectively, such shares of Company Common Stock and Company Preferred Stock are referred to herein as the “Subject Shares”);
          WHEREAS, as a condition to Sea to enter into the Merger Agreement, Sea has required that the Stockholder enter into this Agreement;
          WHEREAS, the execution and delivery of this Agreement by the Stockholder, and the form and substance of this Agreement, have been approved by the independent members of the Board of Directors of the Company; and
          WHEREAS, Sea is prepared to execute the Merger Agreement and tender it to the Company for execution by the Company upon receipt of this Agreement duly executed and delivered by the Stockholder.
          NOW, THEREFORE, to induce Sea to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein and therein, the parties, intending to be legally bound hereby, agree as follows:
     1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Sea as of the date hereof as follows:
     (a) Due Organization; Qualification. The Stockholder is an exempted limited partnership duly formed under the laws of the Cayman Islands and is validly existing and in good standing under the laws thereof.
     (b) Authority; No Violation. The Stockholder has full limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly approved by the Board of Directors of LRP GP V, Inc., the general partner of Lime Rock Partners GP V, L.P., the general partner of the Stockholder, and no other limited partnership proceedings on the part of the Stockholder are necessary to approve this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming due authorization, execution and delivery by Sea) this Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought. Neither the execution and delivery of this Agreement by the Stockholder, nor the consummation by the Stockholder of the transactions contemplated hereby, nor compliance by the Stockholder with any of the terms or provisions hereof, will (x) violate any provision of the governing documents of the Stockholder or the certificate of incorporation, by-laws or similar governing documents of any of the Stockholder’s affiliates (as defined in the Merger Agreement), (y) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Stockholder or any of the Stockholder’s affiliates, or any of their respective properties or assets, or (z) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the Subject Shares pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the

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Stockholder or any of the Stockholder’s affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.
     (c) The Subject Shares. The Stockholder is the beneficial owner of and has the sole right to vote and dispose of the Subject Shares, free and clear of any Encumbrances whatsoever, except for any Liens which arise hereunder. None of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction, except as contemplated by this Agreement. Without limiting the generality of the foregoing, there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to sell, transfer (including by tendering into any tender or exchange offer), assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose of or encumber, including by operation of law or otherwise (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares, and (ii) no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares. Neither the Stockholder nor any of its affiliates is a party to, or otherwise subject to, any Derivative Transaction (as defined herein). Other than the Subject Shares, the Stockholder does not own any equity interests or other securities in the Company. “Derivative Transaction” means the purchase or acquisition or sale or transfer of any derivative security that gives any Person or any of such Person’s affiliates the economic equivalent of ownership of an amount of any equity securities of the Company (including the Subject Shares) or any of its Subsidiaries due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, or which provides such Person or any of such Person’s affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any change in the value of such securities, in any case without regard to whether (x) such derivative conveys any voting rights in such securities to such Person or any of such Person’s affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of such securities, or (z) such Person or any of such Person’s affiliates may have entered into other transactions that hedge the economic effect of such derivative.
     (d) Certain Transactions Involving Company Common Stock or Company Preferred Stock. Since January 1, 2010, other than Restricted Stock Units that vest January 29, 2001 granted to John T. Reynolds and Saad A. Bargach, such proceeds to be remitted to Lime Rock Management LP, the Stockholder has not purchased, received, accepted as collateral, sold, transferred, hypothecated, pledged, or exchanged any shares of Company Common Stock or Company Preferred Stock, or any options, warrants, or rights to purchase or sell shares of Company Common Stock or Company Preferred Stock, and has not entered into, and is not subject to (regardless of when entered into), any agreement to do any of the foregoing.

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     (e) Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending, or to the knowledge of the Stockholder, threatened against the Stockholder, or any property or asset of the Stockholder, before any Governmental Entity that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.
     (f) No Consents Required. No consent of, or registration, declaration or filing with, any Person or Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement.
     (g) Reliance. The Stockholder understands and acknowledges that Sea is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.
     (h) Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Sea, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.
     (i) Investment Intent, Etc.
          (i) The Stockholder is financially able to bear the economic risk of an investment in the Sea Common Shares, has adequate means for providing for its current needs and personal contingencies, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Sea Common Shares, as the case may be, and can afford a complete loss of its investment.
          (ii) The Stockholder has been provided an opportunity for a reasonable time prior to the date hereof to obtain information concerning the Sea Common Shares, Sea and all other information to the extent Sea possesses such information or can acquire it without unreasonable effort or expense. The Stockholder has been given the opportunity for a reasonable time prior to the date hereof to ask questions of, and receive answers from, Sea or its representatives concerning the Sea Common Shares and other matters pertaining to this investment. The Stockholder has not been furnished with any representation, oral or otherwise, in connection with any offering of the Sea Common Shares other than Sea’s express representations and warranties set forth herein, and the Stockholder is not relying on Sea or its Affiliates with respect to economic considerations involved in this investment.

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     2. Representations and Warranties of Sea. Sea hereby represents and warrants to the Stockholder as of the date hereof as follows:
     (a) Due Organization. Sea is a corporation duly incorporated under the laws of Bermuda and is validly existing and in good standing under the laws thereof.
     (b) Authority; No Violation. Sea has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement have been duly and validly approved by the Board of Directors of Sea and no other corporate proceedings on the part of Sea are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by Sea and (assuming due authorization, execution and delivery by the Stockholder) this Agreement constitutes a valid and binding obligation of Sea, enforceable against Sea in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought. Neither the execution and delivery of this Agreement by Sea, nor the consummation by Sea of the transactions contemplated hereby, nor compliance by Sea with any of the terms or provisions hereof, will (x) violate any provision of the governing documents of Sea or the certificate of incorporation, by-laws or similar governing documents of any of the Sea’s subsidiaries, (y) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Sea or any of Sea’s Subsidiaries, or any of their respective properties or assets, or (z) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sea or any of Sea’s subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sea or any of Sea’s subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.
     3. Covenants of the Stockholder. The Stockholder agrees as follows:
     (a) Vote Against Alternative Proposals. During the Applicable Period (as defined below), at any meeting of stockholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, the Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) the Subject Shares

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(and each class thereof) against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any Acquisition Proposal (as defined in the Merger Agreement), and (ii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any outstanding class of capital stock of the Company. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing during the Applicable Period. “Applicable Period” means the period from and including the date of this Agreement to and including the nine-month anniversary of the termination of the Merger Agreement.
     (b) No Transfers. Except as provided in the last sentence of this Section 3(b), the Stockholder agrees not to, and to cause each of its affiliates not to, in any such case directly or indirectly, during the Applicable Period (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares (or any interest therein) to any Person, other than in accordance with the Merger Agreement, (ii) enter into or otherwise become subject to any Derivative Transaction, (iii) grant any proxies, or proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement, or (iv) convert (or cause to be converted) any of the Subject Shares consisting of Company Preferred Stock into Company Common Stock. Subject to the last sentence of this Section 3(b), the Stockholder further agrees not to commit or agree to take any of the foregoing actions during the Applicable Period. Notwithstanding the foregoing, the Stockholder shall have the right to Transfer its Subject Shares to an affiliate if and only if such affiliate shall have agreed in writing, in a manner acceptable in form and substance to Sea, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement, and (ii) to be bound by this Agreement as if it were “the Stockholder” for all purposes of this Agreement; provided, however, that no such transfer shall relieve the Stockholder from its obligations under this Agreement with respect to any Subject Shares.
     (c) Amendment of Certificate of Designations. If the Stockholder votes for the adoption of the merger agreement and approval of the merger and related transaction, then the Stockholder agrees that it will vote for the approval of the proposed amendment to the Certificate of Designations of 7% Convertible Perpetual Preferred Stock of the

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Company (the “Certificate of Designations”), substantially in the form attached hereto as Exhibit A (the “Amendment”).
     (d) Stock Election. If the Stockholder votes for the adoption of the merger agreement and approval of the merger and related transactions, then, subject to the approval and adoption of the Amendment to the Certificate of Designations, the Stockholder agrees that it will elect to receive the Per Share Stock Consideration (as defined in the Merger Agreement) with respect to all of the Subject Shares.
     (e) Dissenters’ Rights. The Stockholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 262 of the DGCL in connection with the Merger.
     (f) Adjustment to Subject Shares. In case of a stock dividend or distribution, or any change in the Company Common Stock or the Company Preferred Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.
     (g) Non-Solicitation. Except to the extent that the Company or the Company Board is permitted to do so under the Merger Agreement, but subject to any limitations imposed on the Company or the Company Board under the Merger Agreement, the Stockholder agrees, solely in its capacity as a stockholder of the Company, that it shall not, and shall cause its affiliates and its and their respective agents and representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage any Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal or (iv) enter into any letter of intent or similar document or agreement or commitment with respect to an Acquisition Proposal. The Stockholder shall, and shall cause its affiliates and its and their respective investment bankers, attorneys, accountants and other representatives to, immediately cease and terminate all activities, discussions and negotiations with any Person, with respect to, or which could reasonably be expected to lead to, an Acquisition Proposal. Nothing contained in this Section 3(f) shall prevent any person affiliated with the Stockholder who is a director or officer of the Company or designated by the Stockholder as a director of officer of the Company, when acting in his capacity as a director or officer of the Company, from exercising his fiduciary duties as a director or officer of the Company including, without limitation, taking any actions permitted under

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Section 5.3 of the Merger Agreement. If the Stockholder receives any inquiry or proposal regarding any Acquisition Proposal, the Stockholder shall promptly inform Sea of such inquiry or proposal and the details thereof.
     4. Assignment; No Third Party Beneficiaries. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sea may assign, it its sole discretion, any or all of its rights, interest and obligations hereunder to any direct or indirect wholly owned subsidiary of Sea. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     5. Termination. This Agreement shall terminate upon the mutual written consent of the parties hereto. The restrictions set forth in Sections 3(a), (b) and (f) shall terminate upon consummation of the Merger. In addition, the covenant set forth in Section 3(f) shall terminate upon termination of the Merger Agreement.
     6. General Provisions.
     (a) Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to Sea in accordance with the notification provision contained in the Merger Agreement and to the Stockholder at its address set forth on the books of the Company (or at such other address for a party as shall be specified by like notice).
     (c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 12, 2010.

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     (d) Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     (e) Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof or of any other jurisdiction.
     (g) Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated and unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.
     (h) Waiver. Any provisions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     (i) Further Assurances. The Stockholder will, from time to time, (i) at the request of Sea take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement and (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents,

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documents and other instruments as Sea may reasonably request for the purpose of effectively carrying out the intent and purposes of this Agreement.
     (j) Publicity. Except as otherwise required by law, so long as this Agreement is in effect, the Stockholder shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Merger Agreement, without the consent of Sea, which consent shall not be unreasonably withheld.
     (k) Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.
     7. Stockholder Capacity. The Stockholder signs solely in its capacity as the beneficial owner of the Subject Shares and nothing contained herein shall limit or affect any actions taken by any officer, director, partner, affiliate or representative of the Stockholder who is or becomes an officer or a director of the Company in his or her capacity as an officer or director of the Company to the extent such actions are permissible under the Merger Agreement, and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.
     8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a federal court sitting in the state of Delaware or a Delaware state court, (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby, and (e) appoints The Corporation Trust Company as such party’s agent for service of process in the State of Delaware.
[Remainder of the page intentionally left blank]

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          IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

SEAWELL LIMITED
By:
Name:
Title:

LIME ROCK PARTNERS V, L.P.
By:	Lime Rock Partners GP V, L.P., its General Partner

By:	LRP GP V, Inc., its General Partner

By:
Name:
	Title:	Authorized Signatory

[Signature Page to Voting Agreement]

EXHIBIT B
AMENDMENT TO CERTIFICATE OF DESIGNATIONS
EXHIBIT A
Form of Certificate of Amendment
[See Attached]

A-1

EXHIBIT B
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS
OF
7.0% CONVERTIBLE PERPETUAL PREFERRED STOCK
OF
ALLIS-CHALMERS ENERGY INC.
     Allis-Chalmers Energy Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), DOES HEREBY CERTIFY as follows:
     FIRST: That the Board of Directors of the Company, at a duly convened meeting on [                    ], duly adopted resolutions approving and adopting the amendments set forth below to the Certificate of Designations of 7.0% Convertible Perpetual Preferred Stock of the Company (the “Certificate of Designations”), and that such amendments have been approved and adopted by the requisite number of existing holders of the Common Stock and the 7.0% Convertible Perpetual Preferred Stock of the Company.
     SECOND: That the amendments set forth below have been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
     THIRD: That the Certificate of Designations is hereby amended as follows:
A.	The last two sentences of Section 9 of the Certificate of Designations shall be deleted and replaced by the following:
“If the holders of the Common Stock have the opportunity to elect the form of consideration to be received in the Transaction, the holders of Preferred Stock shall have the same rights as the holders of the Common Stock with respect to any such election. The Corporation shall not become a party to any Transaction unless its terms are consistent with the foregoing.”
     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by [                    ], its [                    ], as of the [___] day of [                    ], [2010].

ALLIS-CHALMERS ENERGY INC.
By:
Name:
Title:

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